Exhibit 10.66

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

CONTRIBUTION AGREEMENT

(Two Commerce Square)

This Contribution Agreement (Two Commerce Square) (this “Agreement”) is made as of the 24th day of August, 2010, by and among Philadelphia Plaza Phase II, LP, a Pennsylvania limited partnership (“Partnership”), TCS Genpar, LLC, a Delaware limited liability company (“Genpar”), TDP-Commerce Square Gen-Par, Inc., a Delaware corporation (“TDPCS”), TCS SPE 1, L.P., a Delaware limited partnership (“TCS SPE 1”), TPG-TCS Holding Company, LLC, a Delaware limited liability company (“Holding Company” and together with Genpar, TDPCS, and TCS SPE 1, “TPG Partners” and each singularly a “TPG Partner”), Thomas Properties Group, L.P., a Maryland limited partnership (“TPG Parent”) (the Partnership, the TPG Partners and TPG Parent are collectively referred to herein as the “TPG Parties” and singularly as a “TPG Party”), Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP”), and Brandywine Commerce II LP, a Delaware limited partnership (“BOP Sub LP”). (BOP and BOP Sub LP are collectively referred to herein as the “BOP Parties” and singularly as a “BOP Party”).

RECITALS:

WHEREAS, the Partnership owns that certain office building project in Philadelphia, Pennsylvania commonly known as Two Commerce Square (“Project”) at 2001 Market Street;

WHEREAS, Maguire Thomas Partners-Philadelphia Plaza-Phase II was formed as a general partnership under Pennsylvania law pursuant to an Agreement of Partnership dated as of March 28, 1990 (the “Original Partnership Agreement”);

WHEREAS, the Original Partnership Agreement was amended by that certain Assignment and Assumption of Partnership Interests and First Amendment to Agreement of Partnership of Maguire Thomas Partners-Philadelphia Plaza-Phase II dated as of June 28, 1996 (“First Amendment”), and the name of the Partnership was thereafter changed to Philadelphia Plaza- Phase II.

WHEREAS, the Original Partnership Agreement was further amended by that certain Second Amendment to Agreement of Partnership dated July 8, 2003 (“Second Amendment”), which, among other things, constituted the Partnership as a limited partnership under the Pennsylvania Revised Uniform Limited Partnership Act and admitted Genpar as the sole general partner of the Partnership, and a Certificate of Limited Partnership of the Partnership was filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania on July 9, 2003 changing the name of the Partnership to Philadelphia Plaza-Phase II, LP.

WHEREAS, the Original Partnership Agreement as further amended is referred to herein as the “Prior Agreement”.

WHEREAS, BOP and BDN Commerce I LP, a Delaware limited partnership, are concurrently entering into a Contribution Agreement (One Commerce Square) with Commerce Square Partners-Philadelphia Plaza, L.P., a Delaware limited partnership (“CSPPP”) (the partnership that owns One Commerce Square at 2005 Market Street), and the existing partners therein (“OCS Contribution Agreement”) pursuant to which BOP or its affiliate will contribute capital to CSPPP and be admitted as a limited partner in CSPPP;

WHEREAS, subject to the terms and conditions herein and in the OCS Contribution Agreement, BOP agrees to contribute or cause its affiliates to contribute a total of Twenty-Five Million Dollars ($25,000,000) on an aggregate basis to both the Partnership and CSPPP, in return for which the Partnership will admit BOP Sub LP as a limited partner and CSPPP will admit a separate affiliate of the BOP Parties as a limited partner.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement, all of which are hereby incorporated by reference. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Contribution Agreement (Two Commerce Square), as it may hereafter be amended, supplemented or otherwise modified from time to time.

“BOP Required Additional Capital Contributions” has the meaning set forth in Section 3.

“BOP Initial Capital Contribution” has the meaning set forth in Section 2.

“BOP Partnership Interest” has the meaning set forth in Section 2.

“Broker” has the meaning set forth in Section 5.18.

“Closing” has the meaning set forth in Section 4.

“Contracts” has the meaning set forth in Section 5.13.

“Effective Date” has the meaning set forth in Section 4.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended

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(42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable Commonwealth of Pennsylvania and City of Philadelphia statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of hazardous materials and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes.

“Knowledge of the BOP Parties” means the actual knowledge (not imputed or constructive) of Gerard H. Sweeney and Brad A. Molotsky with respect to the matter to which the reference is made, following a good faith review of the matter.

“Knowledge of the TPG Parties” means the actual knowledge (not imputed or constructive) of James A. Thomas, Randall L. Scott and Paul S. Rutter with respect to the matter to which the reference is made, following a good faith review of the matter.

“Leases” has the meaning set forth in Section 5.10.

“Lender Consent” means the consent of the loan servicer, on behalf of the trustee and/or bond holders pertaining to the Morgan Stanley Mortgage Capital, Inc. mortgage loan to the Partnership, to the admission of BOP as a limited partner in the Partnership pursuant to the Partnership Agreement.

“Loan Documents” has the meaning set forth in Section 5.9.

“Losses” has the meaning set forth in Section 7.2.

“Master Agreement” means that certain Master Agreement (One Commerce Square and Two Commerce Square) in the form of Exhibit “A” attached hereto and to be entered into by and between Thomas Properties Group, L.P. and BOP concurrently with the execution and delivery of the Partnership Agreement.

“Organizational Documents” means, with respect to a Person, the articles of formation, articles of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws or such other organizational documents, certificates, instruments or agreements of such Person, as amended, modified and/or supplemented.

“Partnership Bank Account” means the following bank account for the Partnership: Citizens Bank; ABA No.: 036-076-150; Account No.: 62020-49891; Beneficiary: Philadelphia Plaza Phase II, LP.

“Partnership Agreement” means an Amended and Restated Limited Partnership Agreement of the Partnership which amends and restates in its entirety the Prior Agreement, in the form of Exhibit “B” attached hereto.

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“Permitted Encumbrances” means the exceptions set forth on Exhibit “C” attached hereto; real estate taxes not yet due and payable; and rights of tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Project.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, joint stock company, joint venture, proprietorship, trust, association, or other entity, enterprise, authority or business organization.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, duties and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of another Person, including (A) taxes imposed on, or measured by, real estate, income, profits or gross receipts; (B) environmental, registration, disability, alternative or added-on minimum, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, franchise, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; and (C) special assessments.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

“Transaction Documents” means this Agreement, the Partnership Agreement and the Master Agreement.

“Transfer Taxes” means realty transfer taxes (i) imposed by the Commonwealth of Pennsylvania under Pa. Stat. Ann. §8101-C et seq and (ii) imposed by the City of Philadelphia under Philadelphia City Code 19-1401 et seq.

2.       Initial Capital Contribution; Admission of BOP to the Partnership. On the Effective Date, the BOP Parties shall contribute by wire transfer to the Partnership Bank Account an Initial Capital Contribution of Two Million Five Hundred Thousand Dollars ($2,500,000) (“BOP Initial Capital Contribution”). Upon the Partnership’s receipt of the BOP Initial Capital Contribution, BOP Sub LP shall be admitted as a Limited Partner in the Partnership (“BOP Partnership Interest”) in accordance with the terms of the Partnership Agreement. It is the intent of the parties that upon the admission of BOP Sub LP as a limited partner in the Partnership, the partners in the Partnership shall restate the existing Capital Accounts of the TPG Partners as of the Effective Date. In the event the Gross Asset Value (as defined in the Partnership Agreement) of the Partnership assets as of the Effective Date varies from the adjusted tax basis of the Partnership assets, such Section 704(c) variance will be accounted for under the traditional allocation method as set forth in United States Treasury Regulations 1.704-3(b). The TPG Partners acknowledge and agree that they will not receive a distribution of any of the BOP Initial Capital Contribution or the BOP Required Additional Capital Contributions from the Partnership. The BOP Initial Capital Contribution and BOP Required Additional Capital Contributions will be used by the Partnership for investment in the Project, including capital

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improvements, leasing commissions, tenant improvements and building repairs and upgrades, and for operating expenses of the Partnership in accordance with the Annual Business Plan attached to the Partnership Agreement, and subsequent Annual Business Plans approved in accordance with the Partnership Agreement. The parties hereto agree to use the “interim closing of the books” method as provided in Section 706 of the Code to allocate income and loss for the year in which the Effective Date occurs.

3.       Additional Capital Contributions. Subject to the terms and conditions of the Partnership Agreement and the Master Agreement, BOP shall cause BOP Sub LP to make Additional Capital Contributions to the Partnership in such amounts and at such times as are determined by Gen Par (which amounts, when aggregated and combined with the total required additional capital contributions by the BOP Parties to CSPPP, shall not exceed Twenty Million Dollars ($20,000,000)) (“BOP Required Additional Capital Contributions”). Subject to the terms and conditions of the Partnership Agreement, Gen Par shall give BOP Sub LP notice of each BOP Required Additional Capital Contribution at least thirty (30) days prior to the required date of funding of such BOP Required Additional Capital Contribution. Subject to the terms and conditions of the Partnership Agreement, BOP shall cause BOP Sub LP to contribute each of the BOP Additional Capital Contributions by wire transfer to the Partnership Bank Account on or before the 30th day after notice from Gen Par of the amount of such BOP Required Additional Capital Contribution; provided that in any event BOP shall cause BOP Sub LP to contribute BOP Required Additional Capital Contributions totaling at least Twenty Million Dollars ($20,000,000), when combined with the required additional capital contributions to be made by BOP or its subsidiary to CSPPP, on or before December 31, 2012. If BOP fails to cause BOP Sub LP to contribute the full amount of the BOP Required Additional Capital Contributions as required hereunder and in contravention of the terms and conditions of the Partnership Agreement, the Partnership shall have the remedies for such failure as are set forth in the Partnership Agreement. The foregoing shall not limit the BOP Parties’ obligations to make other Additional Capital Contributions as required under, and subject to the terms and conditions of the Partnership Agreement.

4.       Effective Date. As used herein, the “Effective Date” shall mean the date on which the Lender Consent has been delivered to the Partnership and each of the other conditions set forth in Section 9 below have been satisfied (or waived by the party entitled to waive any such condition in accordance with Section 9), and the closing of the transactions provided for in Section 2 above (the “Closing”) shall be held on the Effective Date; provided that the Effective Date shall not occur unless and until the Effective Date under the OCS Contribution Agreement (as defined therein) has occurred. On the Effective Date, TPG Partners and BOP Sub LP shall execute and deliver the Partnership Agreement and TPG Parent and BOP shall execute the Master Agreement. The Partnership shall use commercially reasonable efforts (not including litigation) to obtain the Lender Consent as quickly as feasible, without requiring the payment of any amount to Morgan Stanley or the loan servicer other than customary processing fees, transfer consent fees as required by the terms of the loan agreements, and reimbursement of reasonable expenses incurred by such lender or servicer in considering and processing the Lender Consent. The BOP Parties shall cooperate with the Partnership in good faith in obtaining such Lender Consent, as reasonably requested by the Partnership or the loan servicer. If, on or before the date which is seventy-five (75) days after the date hereof (the “Outside Closing Date”), the Effective Date has failed to occur, then either of the BOP Parties and the TPG Parties shall have the right

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to cancel and terminate this Agreement (and the rights and obligations of the parties hereunder). If the Outside Closing Date is other than a business day, the Outside Closing Date shall be first business day occurring thereafter. Said right to cancel and terminate this Agreement must be exercised, if at all, by written notice given by the BOP Parties or TPG Parties (as applicable) to the other concurrently with written notice of exercise of the right to cancel under Section 4 of the OCS Contribution Agreement. The TPG Parties and the BOP Parties may mutually agree to extend the Outside Closing Date in their respective, sole discretion.

5.       Representations and Warranties of the TPG Parties. As a material inducement to the BOP Parties to execute and deliver this Agreement and the other Transaction Documents the TPG Parties jointly and severally make the following representations and warranties:

5.1.       Due Formation, Valid Existence and Authority. Each of the TPG Parties is duly organized and validly existing as a limited liability company, a limited partnership or a corporation, as applicable, under the state of its formation. The TPG Parties are duly registered and qualified in all material respects to do business in each jurisdiction where such registration or qualification is required. The execution and delivery of the Transaction Documents by the TPG Parties have been duly authorized by all necessary and appropriate actions on behalf of the TPG Parties. This Agreement and the other Transaction Documents to which a TPG Party is a party are valid and binding obligations of such TPG Party, enforceable against such TPG Party in accordance with their respective terms, except insofar as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and the availability of any particular equitable remedy.

5.2.       Ownership Structure. TPG Parent owns, directly and indirectly, one hundred percent (100%) of the Partnership and Schedule 5.2 accurately presents the ownership structure of the TPG Parties. Except as set forth on Schedule 5.2, there are no: (i) outstanding securities convertible into or exchangeable for interests in the Partnership; (ii) outstanding subscription rights, options, warrants or other agreements providing for the sale, issuance or purchase (contingent or otherwise) of interests in the Partnership; or (iii) other calls, commitments or claims of any character relating to interests in the Partnership. The admission of BOP Sub LP into the Partnership will not result in a direct or indirect transfer of 90% or more of the capital and profits ownership interests in the Partnership within the three-year period preceding the date of admission.

5.3.       No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents and the performance of the terms thereof and hereof do not and will not (with or without notice or the passage of time): (i) violate or conflict with the Organizational Documents of any of the TPG Parties, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting any of the TPG Parties or the Project, (iii) assuming delivery of the Lender Consent as provided for herein, breach the provisions of, or constitute a default under, or result in the acceleration of any obligation under, any contract, agreement, instrument or obligation to which any of the TPG Parties is a party or by which any of the TPG Parties is bound or to which the Project is subject (including, without limitation, any of the Leases or Loan Documents), or (iv) violate or conflict with any law, ordinance, or governmental regulation applicable to any of the TPG Parties or the Project. Neither the execution of the Transaction Documents nor the consummation of the transactions contemplated therein will require the consent (other than the Lender Consent) or approval of any Person claiming by, through or under any of the TPG Parties.

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5.4.       Organizational Documents; Tax Status of Partnership.

  (a)      The Organizational Documents of each of the TPG Parties are in full force and effect, and true, correct and complete copies of all the Organizational Documents of each of the TPG Partners have heretofore been delivered or made available to the BOP Parties. None of the TPG Parties nor any member thereof is in default of any of its obligations under the Organizational Documents, and no event has occurred or is continuing, and no condition exists, which, with the passage of time or the giving of notice, or both, would constitute a default by any such Person.

  (b)      The Partnership has at all times during its existence been properly treated as either a “disregarded entity” or a partnership and not as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

5.5.       Title to the Project.

  (a)      The Project (and any assets ancillary thereto) are the sole assets of the Partnership and the operation and maintenance of the Project is the sole business in which the Partnership is engaged. The Partnership owns all of the rights, title and interest in and to the Project, free and clear of any claims, liens, voting agreements, pledges, third party purchase rights or encumbrances other than Permitted Encumbrances.

  (b)      BOP has heretofore obtained a date-down to the Partnership’s existing owner’s title insurance policy for the Project and the title company has issued or agreed to issue endorsements to such title policy as required by BOP.

  (c)       To the Knowledge of the TPG Parties, there is no material violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments including, without limitation, any declaration, planned community instrument, encumbering or benefiting the Project.

5.6.       Financials. The audited balance sheet and income statement of the Partnership as of and for the year ended December 31, 2009 and the unaudited balance sheet and income statement of the Partnership for the period ending June 30, 2010: (i) have heretofore been delivered or made available to the BOP Parties, (ii) were prepared in accordance with GAAP applied on a consistent basis and consistent with the Partnership’s past practice and books and records (except as noted therein); and (iii) fairly present the assets, liabilities and financial position of the Partnership as of their respective dates, and the results of the Partnership’s operations and the sources and uses of funds for the periods then ended.

5.7.       Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of the TPG Parties, threatened by or against any of the TPG Parties or the Project, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, which

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would materially adversely affect the ability of the TPG Parties to perform their obligations under the Transaction Documents, nor are there any unsatisfied judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against or affecting any of the TPG Parties or the Project.

5.8.       Bankruptcy. None of the TPG Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the Knowledge of the TPG Parties, no Person is contemplating the filing of any such petition against any of the TPG Parties.

5.9.       Loan Documents. True, complete and correct copies of the loan documents and all other documents evidencing indebtedness to which the Partnership is a party or that otherwise relate to or is secured by the Project (“Loan Documents”) are identified on Schedule 5.9 and have heretofore been provided or made available to the BOP Parties. There is no current default under any of the Loan Documents and, to the Knowledge of the TPG Parties, no event has occurred that, with the giving of notice or passage of time or both, would become a default under any of the Loan Documents.

5.10.       Leases.

  (a)      The rent roll and supporting schedules attached hereto as Schedule 5.10 (collectively, the “Rent Roll”) is true, correct and complete and contains a true, correct and complete list of all tenants, licensees and other occupants leasing or otherwise occupying any portion of the Project pursuant to leases, licenses and occupancy agreements affecting the Project as of the date of this Agreement (collectively, “Leases”). There are no leases or other agreements for the use or occupancy of all or any portion of the Project binding on the Partnership or the Property other than the Leases. The TPG Parties have made available to the BOP Parties true, correct and complete copies of all Leases. The Partnership is the landlord under each Lease and has not made any assignment of any interest therein, except under the Loan Documents. As of the date of this Agreement, the Leases are in full force and effect and except as set forth in the Rent Roll, as of the date of this Agreement, the TPG Parties have not given to, or received from, any tenant any written notice of default or outstanding claim or audit request that has not been satisfied, cured or settled under the applicable Lease. No tenant has any option to purchase the Project or any portion thereof. No tenant has a right of first refusal or right of first offer with respect to space at the Project or any portion thereof (except as set forth in the Leases with respect to the leasing of space). No tenant has the right to consent to the transactions contemplated by this Agreement.

  (b)      Except as set forth in the Rent Roll (i) no tenant is entitled to rental concessions, set-offs or abatements (except in connection with damage or condemnation of the Property) and (ii) no tenant is entitled to any tenant improvement allowance.

  (c)      Except as set forth in the Rent Roll, there are: (i) no leasing brokerage commissions (or unpaid installments thereof) with respect to any of the Leases which are as of the date of this Agreement due and payable; (ii) no leasing brokerage commissions due or payable in the future (other than leasing brokerage commissions with respect to future renewals, extensions or expansions by tenants pursuant to Leases which are either (a) set forth in Leases, or

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(b) are market rate commissions due or payable in the future to persons or entities not affiliated with any of the TPG Parties); and (iii) no commissions due or payable in the future with respect to the sale of the Project or portion thereof to any tenant thereof. A true, correct and complete copy of the existing Management and Leasing Agreement between the Partnership and TPG Parent has been delivered to the BOP Parties.

  (d)      Except as set forth in the Rent Roll, there is no tenant improvement work (“Ongoing Tenant Improvement Work”) currently required as of the date hereof to be performed by the Partnership under any Lease or for which the Partnership is currently required as of the date hereof under any Lease to reimburse any tenant or grant any allowance in favor of any tenant which has not been completed and/or the costs of which have not been paid or allowed.

5.11.       Capital Projects. Except for the capital projects described on Schedule 5.10 attached hereto (collectively, the “Ongoing Capital Projects”) and for day-to-day maintenance and repair work and Ongoing Tenant Improvement Work, there is no construction work or other capital projects being performed at the Project as of the date of this Agreement.

5.12.       Taxes. The Partnership is not prosecuting any Tax protests or proceedings with respect to the Project, and the Partnership has not received written notice of any proposed increase in the assessed value of the Project or of any proposed public improvement assessments, although the Partnership is aware that the City of Philadelphia is budgeting for a possible tax rate increase. No claims for Transfer Taxes on account of transactions that have occurred prior to the date of this Agreement have been filed or, to the Knowledge of the TPG Parties, threatened. The Partnership has filed within the time and in the manner prescribed by law all Tax Returns required to be filed by the Partnership under the laws of the United States and of each state or other jurisdiction in which the Partnership conducts business activities requiring the filing of Tax Returns or reports. All such Tax Returns are true and correct in all material respects. The Partnership has paid all Taxes due and payable (whether or not shown on any Tax Return), other than those not yet delinquent or being contested in good faith. There are no liens for Taxes outstanding against the Partnership or any of its assets. No claim has ever been made by a Taxing authority in a jurisdiction where the Partnership does not file Tax Returns that the Partnership is or may be subject to taxation by that jurisdiction. No Tax examinations or audits of the Partnership are currently pending or to the Knowledge of the TPG Parties are threatened by any Taxing authority.

5.13.       Ownership of Securities. The Partnership does not own, directly or indirectly: (i) securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer, or (ii) securities having a value of more than 10 percent of the total value of the outstanding securities of any one issuer. For the purpose of this representation, the term securities includes stock, shares or debt of any entity that is treated as a corporation or an association taxed as a corporation for federal income tax purposes, (ii) notes or debt instruments in any Person (including without limitation, loans to employees, tenants or affiliates, but excluding loans that are fully secured by a mortgage), except that securities shall not include Government securities, bank deposits, and other interests treated as cash and cash items, as such terms are defined for the purpose of Section 856(c)(4) of the Internal Revenue Code (the “Code’) and applicable Treasury Regulations and rulings thereunder.

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5.14.       Real Estate Assets. At least 75% of the total value of the gross assets of the Partnership are represented by real property, interests in real property, cash and cash items (including receivables) and Government securities, as such terms are defined in Section 856 of the Code and applicable Treasury Regulations and rulings thereunder.

5.15.       Sources of Income. At least 75% of the gross income of the Partnership is derived from rents from real property and other real estate related sources of income specified in Section 856(c)(3) of the Code. At least 95% of the gross income of the Partnership is derived from dividends, interest, rents from real property, and other passive sources of income specified in Section 856(c)(2) of the Code.

5.16.       Rents from Real Property. None of the rental income from the Project is determined in whole or part on the income or profits derived by the tenant from the leased property, other than percentage rent from retail and restaurant tenants as noted in the Rent Roll. All such percentage rents are based upon a fixed percentage or percentages of receipts or sales and qualify as “rents from real property” under Section 856(d) of the Code and Treasury Regulation Section 1.856-4(b)(3). None of the rental income from the Project is derived from a tenant in which the Partnership owns, directly or indirectly, an interest representing 10 percent or more of the voting power, value, capital or profits. The Partnership does not provide any services to tenants other than (i) services customarily furnished or rendered to tenants of buildings of a similar class in the geographic market or (ii) services that would not give rise to unrelated business taxable income under Section 512(b)(3) and applicable Treasury Regulations and rulings thereunder. The portion of the rental income under any lease attributable to personal property does not exceed 15 percent of the total rent paid under such lease.

5.17.       Material Service Contracts. True, correct and complete copies of all material service contracts, management agreements, brokerage agreements and third-party contracts, including all modifications thereof and supplements thereto to which one of the TPG Parties is a party or by which the Project is bound (collectively, “Contracts”) have heretofore been provided or made available to the BOP Parties, except for Contracts that are terminable on 60 days or less notice, with or without cause, and without penalty, have a term of one year of less, or require payments totaling less than $50,000. Each of the Contracts is valid and in full force and effect, subject to their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ right generally and by general principles of equity. To the Knowledge of the TPG Parties, no party is in material default under any of the Contracts.

5.18.       Licenses and Permits; Notice of Defects. The Partnership has all licenses, permits and certificates necessary for the use and operation of the Project, including, without limitation, all certificates of occupancy necessary for the occupancy of the Project. To the Knowledge of the TPG Parties, the Project is properly zoned for its present use and neither the Project nor the current use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Project; and to the Knowledge of the TPG Parties, there are no material physical defects in the Project which are not being addressed by the capital improvements which are a part of the Annual Business Plan referred to in the Partnership Agreement and which would materially interfere with ongoing operation of the Project, other

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than as shown on Schedule 5.18 attached hereto. The Partnership has not received, nor is aware of, any written notice from any insurance company or underwriter of any defects that would materially adversely affect the insurability of the Project or cause an increase in insurance premiums. The Partnership has not received any notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Project which have not been corrected to the satisfaction of the issuer of the notice.

5.19.     Environmental Laws. To the Knowledge of the TPG Parties, the Partnership has complied at all times and in all material respects with all Environmental Laws and it has received no notice, demand or claim alleging any violation of, or liability under, any Environmental Law (as hereinafter defined) with respect to the Project which have not been corrected to the satisfaction of the issuer of the notice, demand or claim.

5.20.     Condemnation. No Condemnation proceeding or other proceeding or action in the nature of eminent domain is pending, or to the Knowledge of the TPG Parties, threatened with respect to all or part of the Project.

5.21.     Books and Records. All of the material documents, books and records that have been delivered or made available to the BOP Parties by or on behalf of the TPG Parties are true, correct and complete copies of what they purport to be in all material respects.

5.22.     TPG Brokers. None of the TPG Parties has dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby.

6.       Representations and Warranties of BOP. As a material inducement to the TPG Parties to execute and deliver this Agreement and the other Transaction Documents, BOP and BOP Sub LP jointly and severally make the following representations and warranties:

6.1.       Due Formation, Valid Existence and Authority. Each of the BOP Parties is duly organized and validly existing as a limited partnership under the laws of the state of its formation. The BOP Parties are duly registered and qualified in all material respects to do business in each jurisdiction where such registration or qualification is required. The execution and delivery of the Transaction Documents by the BOP Parties have been duly authorized by all necessary and appropriate actions on behalf of the BOP Parties. This Agreement and the other Transaction Documents to which a BOP Party is a party are valid and binding obligations of such BOP Party, enforceable against such BOP Party in accordance with their respective terms, except insofar as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and the availability of any particular equitable remedy.

6.2.       Ownership Structure. BOP owns, directly and indirectly, one hundred percent (100%) of BOP Sub LP. At all times BOP, or any successor, including by merger, consolidation or reorganization, shall directly or indirectly own all of the equity interests in and control the sole General Partner of BOP Sub LP, and shall directly or indirectly own all of the limited partnership interests in BOP Sub LP.

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6.3.       No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the performance of the terms thereof do not and will not (with or without notice or the passage of time): (i) violate or conflict with the Organizational Documents of any of the BOP Parties (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting any of the BOP Parties, (iii) breach the provisions of, or constitute a default under, or result in the acceleration of any obligation under, any contract, agreement, instrument or obligation to which any of the BOP Parties is a party to or by which any of the BOP Parties is bound (including, without limitation, any lease, loan agreement, mortgage or security agreement), or (iv) violate or conflict with any law, ordinance or governmental regulation applicable to any of the BOP Parties. Neither the execution of the Transaction Document nor the consummation of the transactions contemplated therein will require the consent or approval of any Person claiming by, through or under any of the BOP Parties.

6.4.       Organizational Documents. The Organizational Documents of each of the BOP Parties are in full force and effect and true, correct and complete copies of all the Organizational Documents of each of the BOP Parties have been delivered or made available to the Partnership. None of the BOP Parties nor any member thereof is in default of any of its obligations under the Organizational Documents, and no event has occurred or is continuing, and no condition exists, which, with the passage of time or the giving of notice, or both, would constitute a default by any such Person.

6.5.       Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the Knowledge of the BOP Parties, threatened by or against any of the BOP Parties, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, which would materially adversely affect the ability of the BOP Parties to perform their obligations under the Transaction Documents, nor are there any unsatisfied judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against or affecting any of the BOP Parties or their assets.

6.6.       Bankruptcy. None of the BOP Parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the Knowledge of the BOP Parties, no Person is contemplating the filing of any such petition against any of the BOP Parties.

6.7.       BOP Brokers. None of the BOP Parties has dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby

7.       Survival; Indemnification.

7.1.       The representations and warranties of the TPG Parties in Section 5 and the representations and warranties of the BOP Parties in Section 6 shall survive for a period of one (1) year after the Closing.

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7.2.     From and after the Closing, TPG Parent shall indemnify, protect, defend and hold harmless the BOP Parties and the Partnership and their respective successors and assigns from and against any claim, loss, liability, damage, cost or expense (including, but not limited to reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or in connection with (i) the breach of any of the representations or warranties of the TPG Parties in Section 5 and (ii) any claims for commissions, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with any of the TPG Parties in connection with this Agreement. In determining the amount of any Losses incurred by the BOP Parties or the Partnership from a breach of a representation or warranty by TPG Parties, the amount of such Losses shall be offset and reduced by the value of any benefits that accrue in connection with such breach. For example, if TPG Parties fail to disclose a material existing obligation to pay a leasing commission to a third party broker in connection with a future lease renewal or expansion by a tenant, there would be no Losses for purposes hereof resulting from such failure of disclosure as long as the commission was a market rate commission and was payable only in connection with an expansion or extension of a lease. Likewise, if TPG Parties fail to disclose a material future tenant improvement allowance to be paid to a tenant in connection with such tenant’s expansion of its premises, the amount of any Losses from such failure of disclosure would be limited to the amount by which such undisclosed tenant improvement allowance exceeds the then market rate of such tenant improvement allowances for similar lease terms, reflecting the amount of space and the rent to be paid by the tenant under such expansion of its lease.

7.3.     From and after the Closing, the BOP Parties shall indemnify, protect, defend and hold harmless the TPG Parties and the Partnership and its successors and assigns from and against any Losses arising out of or in connection with (i) the material breach of any of the representations or warranties of the BOP Parties in Section 6 and (ii) any claims for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with any of the BOP Parties in connection with this Agreement.

8.    Transfers.  No party shall be entitled to directly or indirectly transfer, assign or in any way alienate all or any part of its rights or obligations hereunder without first obtaining the prior written consent of the other parties.

9.    Closing Conditions.

9.1.     The obligation of the BOP Parties to proceed to and conclude the Closing hereunder is conditioned on the satisfaction of each of the following conditions (any one or more of which may be waived in whole or in part by the BOP Parties, at their option):

  (a)      The representations and warranties of the TPG Parties in this Agreement shall be true and correct on the Effective Date with the same effect as if made on the Effective Date. To evidence the foregoing, there shall be delivered to BOP at Closing a certificate to that effect, dated the Effective Date.

  (b)      The Lender Consent shall have been delivered to BOP.

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(c)      There shall be no monetary delinquencies or defaults in excess of forty-five (45) days or other material default under Leases by tenants leasing, in aggregate, ten percent (10%) or more of the rentable square feet of the Project or (c) bankruptcy filings or similar petitions for relief by tenants leasing, in aggregate, ten percent (10%) or more of the rentable square feet of the Properties, in the aggregate.

(d)      BOP has obtained a date-down to the Partnership’s existing owner’s title insurance policy for the Project reflecting only the Permitted Encumbances, and the title company has issued a “non-imputation” endorsement to such title policy which provides assurance that the title company will not deny coverage under the policy based on matters known to the Partnership being imputed to the BOP Parties. TPG shall be obligated to provide customary affidavits enabling the issuance of such “non-imputation” endorsement.

(e)      There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the TPG Parties that would materially and adversely affect the operation or value of the Project.

9.2.     The obligation of the TPG Parties to proceed to and conclude the Closing hereunder is conditioned on the satisfaction of each of the following conditions (any one or more of which may be waived in whole or in part by TPG Parties, at their option):

(a)      The representations and warranties of the BOP Parties in this Agreement shall be true and correct on the Effective Date with the same effect as if made on the Effective Date. To evidence the foregoing, there shall be delivered to TPG Parent at Closing a certificate to that effect, dated the Effective Date.

(b)      The Lender Consent shall have been delivered to TPG Parties.

(c)      There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the BOP Parties that would materially and adversely affect their ability to perform their obligations hereunder or under the Partnership Agreement.

10.      Headings and Captions. All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

11.      Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

12.      Costs. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

13.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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14.       Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions thereof.

15.       No Third Party Beneficiaries.    Except as expressly stated herein, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.

16.       Construction of Documents.    The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.

17.       Effectiveness.    This Agreement shall become effective with respect to the parties hereto upon its execution by the parties and except as otherwise provided herein shall continue in full force and effect and may not be terminated.

18.       Severability; Integration.    The invalidity, illegality and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the invalid, illegal or unenforceable provisions; provided, however, if any provision hereof that is material to the bargain of the parties is found to be unenforceable by a court of competent jurisdiction, then the parties will, to the extent practical, seek to amend this Agreement to make such provision enforceable, and failing that this Agreement will be null and void. The Transaction Documents are intended to be integrated and interpreted and construed as one whole agreement among the parties and their affiliates; however, in the event of a conflict between this Agreement and the Partnership Agreement, the Partnership Agreement shall control and in the event of a conflict between this Agreement and the Master Agreement, the Master Agreement shall control.

19.       Attorneys’ Fees.    In the event that any party commences any legal action or proceeding whatsoever or files a suit to enforce the performance of any obligation of the other party hereunder or to enforce or protect such party’s rights hereunder or otherwise to obtain damages caused by a default by the other party under any of the terms of this Agreement, the prevailing party shall be entitled to recover all of the prevailing party’s costs and expenses incurred in connection with the same, including, without limitation, reasonable attorneys’ fees and costs, including those incurred in all appellate actions.

20.       Notices.    Any notice, approval, consent, demand, or other communication required or permitted to be given or made under this Agreement, whether or not expressly so stated, shall not be effective unless and until given or made in writing and shall be deemed to have been duly given or made as of the following date: (i) if delivered personally by messenger or otherwise, then as of the date delivered or if delivery is refused, then as of the date presented; or (ii) if sent or mailed by certified U.S. mail, return receipt requested, or by Federal Express, Express Mail or other mail or courier service, then as of the date received. All such communications shall be addressed as follows (which address(es) for a party may be changed by that party from time to time by written notice to the other parties). No such communications to a party shall be effective unless and until deemed received at all address(es) for such party.

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If to any of the TPG Parties:

Thomas Properties Group, LP

515 S. Flower Street

6th Floor

Los Angeles, California 90071

Attention: Mr. Paul S. Rutter

and

Thomas Properties Group, L.P.

2005 Market Street

Suite 3200

Philadelphia, PA 19103

Attention: Mr. Randall L. Scott

If to any of the BOP Parties:

Brandywine Operating Partnership, L.P.

c/o Brandywine Realty Trust

555 East Lancaster Avenue

Radnor, PA 19087

Attention: Brad A. Molotsky, Executive Vice President

E-mail: brad.molotsky@bdnreit.com

With an additional copy to:

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

Attention: Michael Friedman, Esq.

E-mail: friedmanm@pepperlaw.com

21.       Amendments, Waivers and Consents.    Neither this Agreement nor any of the terms hereof may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of any party be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by the party in question. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any mater by such party.

22.       Further Assurances.    The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purpose of this Agreement.

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23.       Time is of the Essence.    Time is of the essence with respect to any of the matters set forth in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

PHILADELPHIA PLAZA PHASE II, L.P.,
a Pennsylvania limited partnership

By:	TCS GENPAR, LLC
a Delaware limited liability company

	By:	TCS SPE 1, L.P.
a Delaware limited partnership
Its Sole Member

		By:	TCS MEZZANINE GP, LLC
a Delaware limited liability company
Its General Partner

			By:	THOMAS PROPERTIES GROUP, L.P.
a Maryland limited partnership
Its Managing Member

				By:	THOMAS PROPERTIES GROUP, INC.
a Delaware corporation
Its General Partner

					By:	/s/ Paul S. Rutter
					Name:	Paul S. Rutter
					Title:	Co-COO

[signatures follow on the next page]

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TPG-TCS HOLDING COMPANY, LLC,
a Delaware limited liability company

By:	Thomas Properties Group, L.P., a Maryland limited partnership
Its: Member

	By:	Thomas Properties Group, Inc. a Delaware corporation Its: General Partner

		By:	/s/ Paul S. Rutter
		Name:	Paul S. Rutter
		Title:	Co-COO

TCS GENPAR, LLC
a Delaware limited liability company

By:	TCS SPE 1, L.P.
a Delaware limited partnership
Its Sole Member

	By:	TCS MEZZANINE GP, LLC
a Delaware limited liability company
Its General Partner

		By:	THOMAS PROPERTIES GROUP, L.P.
a Maryland limited partnership
Its Managing Member

			By:	THOMAS PROPERTIES GROUP, INC.
a Delaware corporation
Its General Partner

				By:	/s/ Paul S. Rutter
				Name:	Paul S. Rutter
				Title:	Co-COO

[signatures follow on the next page]

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TDP – COMMERCE SQUARE GEN-PAR, INC,
a Delaware corporation

By:	/s/ Paul S. Rutter
Name:	Paul S. Rutter
Title:	Authorized Officer

TCS SPE 1, L.P.
a Delaware limited partnership

By:	TCS MEZZANINE GP, LLC
a Delaware limited liability company
Its General Partner

	By:	THOMAS PROPERTIES GROUP, L.P.
a Maryland limited partnership
Its Managing Member

		By:	THOMAS PROPERTIES GROUP, INC.
a Delaware corporation
Its General Partner

			By:	/s/ Paul S. Rutter
			Name:	Paul S. Rutter
			Title:	Co-COO

THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

		By:	Thomas Properties Group, Inc., a Delaware corporation Its: General Partner

			By:	/s/ Paul S. Rutter
			Name:	Paul S. Rutter
			Title:	Co-COO

[signatures follow on the next page]

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BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Brandywine Realty Trust, a Maryland real estate investment trust Its: General Partner

	By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and CEO

BRANDYWINE COMMERCE II LP,
a Delaware limited partnership

By:	Brandywine Commerce II GP LLC,
a Delaware limited liability company
Its: General Partner

	By:	Brandywine Operating Partnership, L.P.,
a Delaware limited partnership
Its: Sole Member

		By:	Brandywine Realty Trust,
a Maryland real estate investment trust
Its: General Partner

			By:	/s/ Gerard H. Sweeney
			Name:	Gerard H. Sweeney
			Title:	President and CEO

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Schedule 5.2

TCS Ownership before Transfer

TPG
L.P.
(OP)
100%
84.27%
LP
10%
100%
TPG-OCS Holding
Co., LLC
TPG-
TCS Holding Co.,
LLC
GP
90%
100%
LP
83.8483%
TCS SPE
Associates, LP
15.73%
LP
15.6517%
TCS Mezzanine
G.P., LLC
TDP Commerce
Square Gen Par, Inc
GP
0.5%
TCS
SPE 3, L.P
GP
0.5%
LP
0.5%
LP
99.5%
GP
0.5%
TCS
SPE 2, L.P.
LP
99.5%
TCS
SPE 1, L.P.
100%
LP
88.5%
LP
10.5%
TCS Gen Par,
LLC
GP
0.5%
Philadelphia Plaza
Phase II
Two Commerce Square

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SCHEDULE 5.9

Loan Documents

Loan Agreement between Philadelphia Plaza-Phase II, L.P. and Morgan Stanley Mortgage Capital, Inc. 20030731

Promissory Note A1 – 20030731

Promissory Note A2 - 20030731

Promissory Note A3 - 20030731

Promissory Note A4 - 20030731

Mortgage and Security Agreement – 20030731

Assignment of Leases and Rents – 20030731

Environmental Indemnity Agreement - 20030731

Guaranty by Sponsor - 20030731

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SCHEDULE 5.10

[***]

*Confidential Information (indicated by [***]) has been omitted and filed separately with the Securities and Exchange Commission.

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SCHEDULE 5.18

[***]

*Confidential Information (indicated by [***]) has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit - A

MASTER AGREEMENT

(Commerce Square)

This MASTER AGREEMENT (this “Agreement”) is made and entered into as of November 10, 2010, by and between THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership (“TPG OP”) and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“BOP”). TPG OP and BOP are individually a “Party” and collectively the “Parties”.

RECITALS

A.        Commerce Square Partners-Philadelphia Plaza, L.P., a Delaware limited partnership (“CSPPP”) is the owner of a project commonly known as One Commerce Square at 2005 Market Street, Philadelphia, Pennsylvania (“One Commerce Square”). Philadelphia Plaza-Phase II, a Pennsylvania partnership (“PPPII”) is the owner of a project commonly known as Two Commerce Square at 2001 Market Street, Philadelphia, Pennsylvania (“Two Commerce Square” and, with One Commerce Square, the “Properties” and individually a “Property”). CSPPP and PPPII are individually referred to herein as a “Partnership” and collectively referred to herein as the “Partnerships”.

B.        Two wholly-owned subsidiaries of BOP (each, a “BOP Partner” and collectively, the “BOP Partners”) have been admitted as limited partners in the Partnerships pursuant to (i) that certain Amended and Restated Limited Partnership Agreement of Commerce Square Partners-Philadelphia Plaza, L.P., of even date herewith (the “OCS Partnership Agreement”) and that certain Amended and Restated Limited Partnership Agreement of Philadelphia Plaza-Phase II, of even date herewith (the “TCS Partnership Agreement”) and (ii) that certain Contribution Agreement (One Commerce Square) (the “OCS Contribution Agreement”) and that certain Contribution Agreement (Two Commerce Square) (the “TCS Contribution Agreement” and, together with the OCS Contribution Agreement, the “Contribution Agreements”).

C.        All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the OCS Partnership Agreement and TCS Partnership Agreement (individually, a “Partnership Agreement”, and collectively the “Partnership Agreements”).

D.        TPG OP’s wholly owned subsidiaries (“TPG Partners”) hold both general and limited partnership interests in each of the Partnerships. The general and limited partners in CSPPP, including the TPG Partners and BOP Partners, are referred to herein as the “OCS Partners” and the general and limited partners in PPPII, including the TPG Partners and BOP Partners, are referred to herein as the “TCS Partners”.

E.        BOP has caused the BOP Partners to make respective initial capital contributions of $2,500,000 to each of CSPPP and to PPPII (for a total of $5,000,000) on or about the date hereof and has agreed, on and subject to the terms and conditions set forth in the OCS Contribution Agreement and TCS Contribution Agreement, to cause the BOP Partners to make additional capital contributions (“Additional Capital Contributions”) to the Partnerships totaling $20,000,000 (“Committed Additional Capital Contributions”) prior to December 31, 2012.

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F.        The Partnership Agreements contain parallel provisions that give the BOP Partners a Call Right (and, as applicable, a Second Call Right) with respect to the interests of the TPG Partners and a Piggyback Right with respect to the interests of the BOP Partners upon a sale by TPG Partners of their interests under certain circumstances, and that give the Partners rights to cause a sale by the Partnerships of the Properties, on and subject to the terms and conditions set forth in the Partnership Agreements.

G.        The parties are entering into this Agreement to set forth their agreement with regard to certain matters that pertain to the Partnerships.

AGREEMENT

NOW, THEREFORE, the Parties set forth their agreement as follows.

1.     Capital Plans; Allocation of Additional Capital Contributions.    Concurrent with the execution of this Agreement, BOP Partners and TPG Partners have all approved the Annual Business Plan for each Partnership for the current 2010 fiscal year, as updated through the mid-year. The TPG Partners will develop a five (5) year capital plan for both Properties which is intended to include various upgrades and improvements to the Properties to enhance the value and rental rates of the Properties (“Capital Plans”). It is anticipated that the Capital Plans will be developed under the direction of the TPG Partners over the following 4 to 6 months after the date hereof, and will include estimated pricing and timing for the recommended capital projects on each of the Properties. The TPG Partners will provide regular updates to the BOP Partners on the status of the Capital Plans and will provide the BOP Partners with copies of interim versions of the Capital Plans for input and comments. The TPG Partners will meet with the representatives of the BOP Partners as reasonably requested to update them on the process for developing the Capital Plans, to obtain their input on the interim plans, and evaluate alternatives for the various projects. The TPG Partners and BOP Partners will work in good faith to resolve any disagreements regarding the proposed capital projects and to come up with a mutually acceptable set of Capital Plans for the Properties as quickly as possible. When the TPG Partners have determined that the proposed Capital Plans are final and ready to be submitted to the BOP Partners, the TPG Partners shall submit such Capital Plans to the BOP Partners for final approval. The BOP Partners shall approve or disapprove the proposed Capital Plans within twenty (20) days after submission thereof; if the Capital Plans are disapproved. the BOP Partners shall provide the TPG Partners with specific reasons for the disapproval and recommendations as to the changes requested by the BOP Partners to make such Capital Plans acceptable at the same time of such disapproval. Once the final Capital Plans have been approved by BOP Partners, such Capital Plans shall be effective and shall constitute part of the approved Annual Business Plan for each respective Property unless and until they are further modified by a written agreement of TPG Partners and BOP Partners, as contemplated in each Partnership Agreement. It is anticipated that the Additional Capital Contributions to be made by the BOP Partners will be allocated between the two Partnerships based on the capital required by each Property in order to implement the approved Capital Plans for the respective Properties, subject to the permited

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reallocations of capital within each Annual Business Plan as contemplated by each Partnership Agreement. Subject to the terms and conditions of the Contribution Agreements and Partnership Agreements, the actual timing and amount of each installment of the Additional Capital Contributions to be made by the BOP Partners will be determined based on the leasing velocity, the amount of space leased, the timing of required base building upgrades, and the occurrence of any unforeseen events, such as required replacements or repairs to the Properties and their systems, consistent with the approved Annual Business Plan for each Partnership. Without the written consent of the Parties hereto, the aggregate amount of Additional Capital Contributions by the BOP Partners to either Partnership shall not be less than $7.5 million or more than $12.5 million.

2.     Call, Third Party Sale, First Refusal and Piggyback Rights. If the Call Right, Second Call Right, Third Party Sale Right, BDN ROFR, Piggyback Right and/or sales election under either Partnership Agreement is exercised by the affiliate of either Party in such Partnership, the comparable right under the other Partnership Agreement shall also be exercised by such Party’s affiliate in the other Partnership at the same time, and in the same manner. The intent of the Parties is that (as applicable) the purchase of the interests of the TPG Partners in both Partnerships by the BOP Partners, sale of the interests of the TPG Partners in both Partnerships to a third party, or the sale of the interests of the BOP Partners in both Partnerships to a third party and the sales of the Properties are accomplished at the same time and in the same manner. Without limiting the foregoing:

(i) a notice from the BOP Partner initiating the Call Right and specifying the fair market value of the Project for determining the purchase price of the interests of the TPG Partners to be purchased under one Partnership shall be given simultaneously with the same notice from the BOP Partner in the other Partnership initiating the Call Right and specifying the fair market value of the Project for determining the purchase price of the interests of the TPG Partners to be purchased under the other Partnership (a failure to give both notices shall invalidate any notice so given as to one Partnership);

(ii) a notice from TPG Partners of acceptance of the specified fair market value of the Project under one Partnership shall be given simultaneously with an acceptance by the TPG Partners in the other Partnership of the specified fair market value of the Project under the other Partnership (a failure to give both notices shall invalidate any notice so given as to one Partnership);

(iii) an election by the TPG Partners to market to third parties the interests of the TPG Partners under one Partnership shall be made simultaneously with an election by the TPG Partners in the other Partnership to market to third parties the interests of the TPG Partners under the other Partnership (a failure to give both notices shall invalidate any election so given as to one Partnership); and the interests under both Partnerships shall be marketed to third parties together;

(iv) the determination of whether the BOP Partners have a BDN ROFR to purchase the interests of the TPG Partners shall be made on combined basis by comparing the applicable third party bid for the interests of the TPG Partners under both Partnerships to the combined fair market value specified for the Projects for determining the purchase price of such interests in the notices initiating the Call Right;

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(v) an election by the BOP Partner to exercise the BDN ROFR to purchase the interests of the TPG Partners under one Partnership shall be made simultaneously with an election by the BOP Partner in the other Partnership to exercise the BDN ROFR to purchase the interests of the TPG Partners under the other Partnership (a failure to give both notices shall invalidate any election so given as to one Partnership);

(vi) an election by the TPG Partners to accept a bid by a third party and to sell to such third party the interests of the TPG Partners in one Partnership shall be made simultaneously with an election by the TPG Partners in the other Partnership to accept a bid by a third party and to sell to such third party the interests of the TPG Partners under the other Partnership (a failure to give both notices shall invalidate any election so given as to one Partnership);

(vii) an election by the BOP Partner to exercise the Piggyback Right to sell the interest of the BOP Partner under one Partnership shall be made simultaneously with election by the BOP Partner in the other Partnership to exercise the Piggyback Right to sell the interest of the BOP Partner under the other Partnership (a failure to give both notices shall invalidate any notice so given as to one Partnership); and

(viii) an election by a Partner under one Partnership to give a Sale Notice, or an election by the General Partner under one Partnership to sell the Project and such Partnership’s other assets, shall be made simultaneously with an election by such Partner’s affiliate in the other Partnership to give a Sale Notice (or by the General Partner in such other Partnership to elect to sell the Partnership’s assets) and cause the sale of such other Partnerships’ assets (a failure to give both Sale Notices or notices of elections to sell assets shall invalidate any Sale Notice or election to sell assets given as to one Partnership).

3.     Bottom Dollar Contributors.    Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Maguire/Thomas Partners-Philadelphia, Ltd., a California limited partnership, and Thomas Master Investments, LLC, a California limited liability company (each a “Principal,” and collectively, “Principals”) and TPG OP are parties to a Contribution Agreement (One Commerce Square – Greenwich Capital Loan) dated as of December 2005 (the “OCS Bottom Dollar Contribution Agreement”) and a Contribution Agreement (Two Commerce Square) dated as of October 2004 (the “TCS Bottom Dollar Contribution Agreement”). The OCS Bottom Dollar Contribution Agreement and the TCS Bottom Dollar Contribution Agreement are referred to herein collectively as the “Bottom Dollar Contribution Agreements”. The Bottom Dollar Contribution Agreements have been entered into in connection with the existing mortgage loans for the respective Partnerships (“Loan(s)”).

The OCS Bottom Dollar Contribution Agreement provides, for the benefit of the existing mortgage lender to CSPPP, and the TCS Bottom Dollar Contribution Agreement provides, for the benefit of the existing mortgage lender to PPPII, that in the event of a default under the applicable Loan, subject to the limitations and terms and conditions set forth in each Bottom Dollar Contribution Agreement, the Principals will make additional contributions of capital to TPG OP and TPG OP will, in turn, contribute such contributed capital to the TPG Partners and cause such TPG Partners to contribute such funds to the applicable Partnership to be used to repay any outstanding Shortfall Amount, as defined in the applicable Bottom Dollar Contribution Agreement.

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The Parties agree, for the benefit of the Principals and their constituent members and partners, that so long as the TPG Partners, or any of their affiliated persons or entities, including the holder(s) of Operating Partnership Units in TPG OP, are direct or indirect partners in a Partnership (e.g, prior to, but not after, the closing by BDN of the acquisition of such interests following the exercise of the Second Call Right by BDN), upon any refinancing of the debt secured by either Property (including any subsequent refinancing during the period that each Partnership owns the respective Property, but not thereafter), the Principals shall have the right, but not the obligation, to provide, for the benefit of the replacement lender(s) thereof, replacement bottom dollar contribution agreements for such refinancing loan for the same amount and upon the same or substantially similar terms and conditions contained in the applicable Bottom Dollar Contribution Agreement. The foregoing right of the Principals (which TPG OP hereby confirms on behalf of the Principals) shall in all events be subject to Section 6.1(b)(2) of each of the Partnership Agreements and shall be exercised, if at all, by the Principals within ten (10) days of receipt by the Principals of a written notice from the applicable Partnership of the terms (or a term sheet) for the applicable refinancing. For the avoidance of doubt, none of BOP, the BOP Partners or the Partnerships have made any representations, warranties or assurances of any sort as to the Bottom Dollar Contribution Agreements, including as to their effectiveness to achieve any purpose.

4.     Partner Consent; No Inconsistent Actions.    The Parties covenant and agree to cause their respective subsidiaries to take all action necessary to implement the provisions hereof, but subject in all events to the terms, conditions and limitations in the Partnership Agreements and Contribution Agreements. The Parties agree to cause their affiliates to exercise their respective approval and consent rights in a manner consistent with the stated goals of the Partnerships as set forth in the Partnership Agreements.

5.     Miscellaneous.

5.1     Complete Agreement.    This Agreement is the complete and exclusive agreement between among the parties hereto with respect to the subject matter hereof and there are no other written and oral agreements among the parties hereto with respect to the subject matter hereof.

5.2     Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties, their affiliates and subsidiaries, and their respective successors and assigns.

5.3     Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective affiliates and subsidiaries, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to the Parties or their affiliates or successors. Provided, however, the Principals are expressly made third party beneficiaries of the covenants and agreements set forth in Article 3 above and provided further that TPG OP confirms the agreement of the Principals in the last two sentences set forth in Article 3. Neither Partnership has any direct rights or obligations as a result of this Agreement. This Agreement shall not be construed as a partnership or other joint venture between the parties, but only as a framework for the coordination of the exercise of certain rights under the Partnerships, and for the allocation of contributions to the Partnerships. This Agreement does not amend either Partnership Agreement.

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5.4.     Headings.    All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

5.5.     Severability.    If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

5.6.     Additional Documents and Acts.    The parties shall execute and deliver such additional documents and instruments and perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

5.7.     Amendments.    All amendments to this Agreement will be in writing and signed by each party.

5.8.     Attorneys’ Fees.    In the event that any dispute regarding this Agreement or the interpretation thereof should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses. This provision is separate and several, and shall survive merger into judgment hereon.

5.9.     Choice of Law.  This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania.

5.10.   Multiple Counterparts.    This Agreement may be executed in two or more counterparts, each complete set of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Signatures on following page

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IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

“TPG OP”

THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

By:	THOMAS PROPERTIES GROUP, INC.,
a Delaware corporation
Its General Partner

By:	/s/ Paul S. Rutter
Name:	Paul S. Rutter
Title:	Co-COO

“BOP”

BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	BRANDYWINE REALTY TRUST
a Maryland real estate investment trust
Its: General Partner

By:	/s/ Thomas E. Wirth
Name:	Thomas E. Wirth
Title:	EVP

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EXHIBIT - B

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

PHILADELPHIA PLAZA - PHASE II, LP

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of PHILADELPHIA PLAZA - PHASE II, LP, a Pennsylvania limited partnership (“Partnership”), dated as of November 10, 2010 (the “Restatement Date”), is entered into by and among TCS GENPAR, LLC, a Delaware limited liability company (“Gen-Par”), TDP-COMMERCE SQUARE GEN-PAR, INC., a Delaware corporation (“TDPCS”), TCS SPE 1, L.P., a Delaware limited partnership (“TCS SPE 1”), TPG-TCS HOLDING COMPANY, LLC, a Delaware limited liability company (“Holding Company”), and BRANDYWINE COMMERCE II LP, a Delaware limited partnership (“BDN”).

RECITALS

A.       The Partnership owns that certain office building project in Philadelphia, Pennsylvania commonly known as Two Commerce Square (the “Project”) at 2001 Market Street.

B.       This Agreement is entered into for the purpose of amending, restating and replacing in its entirety that certain Agreement of Partnership dated March 28, 1990, which created a general partnership, as previously amended to, among other things, convert the original general partnership into a Pennsylvania limited partnership (the “Prior Agreement”). Gen-Par, TDPCS, TCS SPE 1 and Holding Company (collectively, “TPG Partners”) are the sole partners in the Partnership under the Prior Agreement, as successors in interest to the original partners by mesne conveyances.

C.       Under the terms of that certain Contribution Agreement dated August 24, 2010 (“Contribution Agreement (TCS)”), BDN has agreed to contribute capital to the Partnership to be used for payment of capital improvements, tenant improvements and other leasing costs and for working capital for the Project, and the Partnership has agreed to accept such capital under terms of the Contribution Agreement (TCS) and this Agreement.

D.       On or before the Restatement Date (as defined below), BDN has contributed Two Million Five Hundred Thousand Dollars ($2,500,000) to the Partnership (“BDN Initial Capital Contribution”). Pursuant to, and subject to the terms and conditions in, the Contribution Agreement (TCS), BDN has also agreed to fund additional capital contributions to the Partnership between the Restatement Date and December 31, 2012 (“BDN Required Additional Capital Contributions”). In consideration for BDN’s Initial Capital Contribution and BDN’s commitment to fund the BDN Required Additional Capital Contributions, the Partnership is admitting BDN as a Limited Partner in the Partnership with a 25% Percentage Interest, in accordance with the terms of this Agreement. The Partners are also restating the Capital Accounts of the TPG Partners to reflect the value of the TPG Partners’ existing equity in the Project (as a deemed capital contribution on the Restatement Date): the TPG Partners and BDN

stipulate and agree that the current equity of the TPG Partners in the Project as of the Restatement Date is Forty-Five Million Dollars ($45,000,000). In addition to the restated Capital Accounts of the TPG Partners, the value of the Partnership’s Current Net Assets as of the Restatement Date is deemed to be the property of the TPG Partners held by the Partnership for the account of the TPG Partners and such value is reflected in the TPG Partners’ Memorandum Accounts as provided in Section 3.13.

E.       TPG Partners and BDN desire to amend and restate the Prior Agreement in its entirety to reflect, inter alia, the contribution of capital by BDN, the restatement of the Capital Accounts of the TPG Partners, and the admission of BDN to the Partnership as a Limited Partner with the rights and obligations set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, hereby amend and restate, in its entirety, the Prior Agreement as follows:

1.       Definitions.

1.1       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Pennsylvania Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

(b)       increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Additional Capital Contributions” has the meaning set forth in Section 3.4.

“Affiliate” means with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, or (ii) any other Person owning or controlling at least 50% of the outstanding voting securities of or other ownership interests in such Person. For purposes hereof, “control” means the ability to direct the management and affairs of a company and the ownership of a majority of the voting securities of a corporation, the ownership of the sole or controlling general partner interest of is a partnership, or the ownership of the manager or majority interests in a manager of a limited liability company.

“Agreement” means this Amended and Restated Limited Partnership Agreement, as it may hereafter be amended or modified from time to time.

“Annual Business Plan” means the annual plan for each Fiscal Year developed by the General Partner with respect to the refurbishment, renovation, repair, ownership, operation, management, leasing, financing and ultimate disposition of the Project. Each Annual Business Plan shall include, without limitation:

(i) a budget for projected annual operating revenues and expenses,

(ii) a Capital Plan for projected capital improvements (as defined below), a budget for projected leasing costs for the Project (including leasing commissions and tenant improvements) (“Leasing Budget”), and a Capital Reserve (the items referred to in this clause (ii) are the “Annual Business Plan Approval Items”); and

(iii) leasing guidelines and limitations for the leasing of space in the Project (“Leasing Guidelines”) during the Fiscal Year covered by the Annual Business Plan, including a budgeted annualized net effective rent for each of the vacant premises and for premises as to which leases are expiring during the Fiscal Year.

The Partners have approved the current Annual Business Plan for 2010, as adjusted for mid-year adjustments. Following the Restatement Date, the TPG Partners will develop and submit to BDN for its approval a five (5) year capital budget for the Property, including the planned capital projects intended to enhance the value and rental rates of the Property; the 5-year capital budget, as approved by Partner Consent, is referred to herein as the “Capital Plan”.

On or before November 10, 2010 and November 10th of each year thereafter, the General Partner shall prepare and submit to the other Partners for their review an Annual Business Plan for the following Fiscal Year; provided, however, that the approval of the other Partners shall only be required with respect to the Annual Business Plan Approval Items, to the extent of any changes thereto from the prior approved Annual Business Plan, and any changes to the Leasing Guidelines (subject to the following provisions) and not with respect to any other items in the Annual Business Plan (e.g., the operating budget items referenced in clause (i) above). Each Partner shall exercise its approval rights in a manner consistent with the purposes and goals of the Partnership as described in Section 2.5 and any objections to any of the Annual Business Plan Approval Items or changes in the Leasing Guidelines as to which the other Partners are entitled to object must be made within thirty (30) days after submission of the proposed Annual Business Plan to the other Partners by the General Partner.

The Partners agree that:

(a) the Leasing Budget in the Annual Business Plan for any Fiscal Year shall automatically be adjusted, to the extent necessary, to reflect the costs of leasing commissions, tenant improvements and other leasing costs that the Partnership will incur in connection with a lease of space that is expressly permitted under this Agreement or is otherwise approved as a Major Decision in accordance with Section 6.1(b);

(b)       the Leasing Guidelines may be adjusted by the General Partner without Partner Consent as long as the lease terms in the adjusted Leasing Guidelines do not provide for an average annualized net effective rent (taking into account tenant improvement allowances, free rent and other tenant concessions) that is lower than the average annualized net effective rent set forth in the Leasing Guidelines prior to such adjustment; and

(c)       the General Partner may, without Partner Consent, modify the timing or allocation of expenditures within each of the approved Capital Plan or the approved Leasing Budget (e.g., the General Partner may elect to spend more for leasing costs on one lease transaction and less on another lease, may move the savings from one capital project to cover overruns on another capital project, or may accelerate or defer the expenditure of funds as compared to the anticipated schedule to reflect actual leasing activity and to achieve efficiency in completing capital projects); and

(d)       the General Partner may, without Partner Consent, (i) reallocate up to 25% of the Leasing Budget to the Capital Plan; and (ii) reallocate up to 10% of the Capital Plan costs to the Leasing Budget; provided however, that (1) General Partner may cause certain capital projects, such as restroom renovations and other building upgrades to be funded through a tenant improvement allowance paid to the tenant for the work to be performed under the lease, in which case such funding of the capital improvements will not be treated as a reallocation of Capital Plan costs to the Leasing Budget; (2) any reallocation of capital from the Capital Plan to the Leasing Budget will not be subject to the foregoing 10% limitation as long as all of the planned capital improvement projects in the Capital Plan have been completed at such time; (3) the General Partner may increase the allocation of funds from the Capital Plan to the Leasing Budget by up to an additional 15% (to a total of up to 25%) of the Capital Plan if such additional funds in the Leasing Budget will be used to complete leases that are within the approved Leasing Guidelines and that accelerate the lease up of the Property; and (4) the Capital Reserve may be allocated between the Capital Plan and the Leasing Budget as reasonably determined by the General Partner to be necessary to cover any unexpected costs in either category. In no event shall the General Partner increase the total capital budget in the approved Annual Business Plan without Partner Consent.

“Bankruptcy” means, with respect to the affected party, (i) the entry of an order for relief under the Bankruptcy Code, (ii) the admission in writing by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition against it under the Bankruptcy Code, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period, (vi) an application by such party for the appointment of a receiver for the assets of such party or (vii) the imposition of a judicial or statutory lien on all or substantially all of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within thirty (30) days after its effective date.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“BDN Preferred Return” has the meaning set forth in Section 3.11.

“Bottom Dollar Contribution Agreement” means that certain Contribution Agreement (Two Commerce Square) dated as of October 13, 2004, by and among Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Maguire/Thomas Partners-Philadelphia, Ltd., a California limited partnership, Thomas Master Investments, LLC, a California limited liability company and Thomas Properties Group, L.P., a Maryland limited partnership, and any replacement thereof or amendment thereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

“Capital Account” has the meaning set forth in Section 3.10.

“Capital Contribution” when used with respect to any Partner means the aggregate amount of money and the entire Gross Asset Value of any property other than money contributed to the Partnership by such Partner (after reduction for any liabilities for which such property is subject or which the Partnership assumes with respect to such property). TPG shall be deemed to have made a Capital Contribution to the Partnership on the Restatement Date equal to the stipulated equity value of the Project set forth in Recital D above. The value of the Current Net Assets as of the Restatement Date as set forth in the TPG Partners’ Memorandum Accounts shall not be treated as a Capital Contribution for any purpose pursuant to this Agreement.

“Capital Event” means any sale, disposition, financing or refinancing of all or any portion of the Partnership or its assets, and any condemnation, insurance recovery, or any like transaction, the proceeds of which are capital in nature.

“Capital Reserve” means any amount that the Partnership is to maintain as a capital reserve in accordance with the approved Annual Business Plan, or as otherwise approved by Partner Consent.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership for the Partnership filed in the office of the Secretary of State of the State of Pennsylvania on July 9, 2003, as the same may hereafter be further amended and/or restated from time to time in accordance with the terms hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

“Compliance Certificate” means a certificate, executed by an executive officer of Thomas Properties Group, Inc., specifying that all of the representations and warranties of the TPG Partners in the Contribution Agreement (TCS) are true and correct and all of the conditions precedent to the obligations of BDN to fund the applicable BDN Required Additional Capital Contribution specified in the Contribution Agreement (TCS) have been satisfied.

“Current Net Assets” means the current assets of the Partnership, net of all current liabilities, as calculated in accordance with GAAP. The parties acknowledge that Exhibit “B” attached hereto (i) reflects the Current Net Assets of the Partnership as of the month ending July 31, 2010; (ii) reflects the amount of Restricted Cash (as defined in this Section 1.1 below) held by or for the benefit of the Partnership; and (iii) reflects the amount of “Unrestricted Cash” which will be distributed to the TPG Partners immediately prior to the Restatement Date. The Current Net Assets shall be recalculated as of the Restatement Date to reflect any changes subsequent to July 31, 2010 and to reflect the distribution of “Unrestricted Cash” to the TPG Partners. The final total amount of Current Net Assets determined pursuant to the foregoing recalculation will be credited to the Memorandum Accounts of the TPG Partners in accordance with Section 3.13.

“Depreciation” shall mean, for each Tax Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method approved by the General Partner.

“Fiscal Year” shall have the same meaning as Tax Year.

“GAAP” means generally accepted accounting principles, consistently applied in the United States of America as of the relevant date in question.

“General Partner” means TCS Genpar, LLC, a Delaware limited liability company, or its successor as general partner under this Agreement, as well as any other Person admitted as an additional general partner of the Partnership.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner.

(b)       Except as otherwise provided in this Agreement, the General Partner may make an election to adjust the Gross Asset Values of all Partnership assets to reflect their respective gross fair market values, as determined by the General Partner, as follows:

(i)       Immediately prior to the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; such adjustment will be made as of the Restatement Date upon the Capital Contributions of the Partners in accordance with the provisions of Section 3.2 below, but no such adjustment shall be made upon the contribution by BDN of the Required Additional Capital Contributions;

(ii)       Such adjustment shall be made immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)       Such adjustment shall be made immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)       Such adjustment shall be made at such other times as the General Partner determines are necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)       The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner.

(d)       The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner determines to make an adjustment pursuant to subparagraph (b) as necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)       If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Indemnitee” means (i) any Person made a party to an action, suit or proceeding or claiming any loss, damage, liability, expense or other amount by reason of his or her status as (A) a Partner or (B) a director, officer, member, manager, partner, employee or agent of the Partnership or a Partner, and (ii) such other Persons (including Affiliates of a Partner or the Partnership) as the General Partner may determine.

“Initial Capital Contribution” means the amounts of cash or property contributed or deemed contributed by a Partner to the Partnership pursuant to Section 3.2 hereof, specifically including the TPG Initial Capital Contributions, the BDN Initial Capital Contribution and, when made, the BDN Required Additional Capital Contributions.

“Interest” means the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

“IRR” means the annual rate, compounded annually, at which the net present value (as of the date of the first Capital Contribution by such Partner) of all distributions, from all sources, to a Partner (discounted at such rate from the dates such distributions are actually received by such Partner), is equal to the net present value (as of the date of the first Capital Contribution by such Partner) of the Capital Contributions made by such Partner to the Partnership (discounted at such rate from the dates such Capital Contributions were made by such Partner). Notwithstanding the foregoing, no Capital Contributions or distributions shall be deemed to have been made prior to the date hereof. For purposes of calculating an IRR hereunder, all Capital Contributions and all distributions shall be deemed made as of the date such Capital Contributions and distributions are actually made to or by the Partnership. If the Partners cannot agree upon the calculation of the IRR for any purpose within thirty (30) days after the General Partner submits it to the other Partners, then the Partners shall retain, at the Partnership’s expense, an independent, third party consultant mutually acceptable to the Partners to determine the IRR. Attached hereto as Exhibit “A” is a hypothetical computation of IRR that illustrates the methodology for computing IRR.

“IRS” means the United States Internal Revenue Service and any successor agency or entity thereto.

“Leasing Guidelines” has the meaning assigned to it in the definition of Annual Business Plan.

“Limited Partner” means each of BDN, Holding Company, TDPCS and TCS SPE 1, as well as any other Person admitted as an additional limited partner of the Partnership or as a substitute limited partner of the Partnership.

“Loan Agreement” means that certain Loan Agreement entered into by the Partnership and Morgan Stanley dated as of July 31, 2003 and the loan agreement(s) entered into by the Partnership in connection with any subsequent Mortgage Loan, and the documents executed in connection therewith, as the same may be modified or amended from time to time.

“Major Decision” has the meaning set forth in Section 6.1(b).

“Management Agreement” means that certain Amended and Restated Management and Leasing Agreement between the Partnership and Manager, dated October 13, 2004, as amended by that certain Amendment to Amended and Restated Management and Leasing Agreement dated as of the Restatement Date.

“Manager” means Thomas Properties Group, L.P., a Maryland limited partnership.

“Memorandum Account” has the meaning set forth in Section 3.13.

“Morgan Stanley” means Morgan Stanley Mortgage Capital, Inc., together with its successors and assigns.

“Morgan Stanley Loan” means that certain mortgage loan financing in the original principal amount of $132,000,000 from Morgan Stanley to the Partnership and made pursuant to the Loan Agreement.

“Mortgage Loan” means the Morgan Stanley Loan and any mortgage loan that refinances, restructures or replaces such mortgage or any subsequent mortgage on the Project.

“Net Capital Proceeds” means the gross amount of proceeds received by the Partnership from a Capital Event less the amount incurred or paid by the Partnership in connection with such Capital Event, such as transaction costs, legal and brokerage fees, debt repayment and any amount set aside by the Partnership from such Capital Event proceeds as part of the Capital Reserve in accordance with this Agreement.

“Net Cash Flow” means the gross revenues from Partnership operations, including without limitation rental income, interest income and the proceeds of lost rental insurance and forfeited security deposits, less:

(a) the portion thereof used to pay all operating expenses (including, without limitation, any property management fees paid pursuant to Section 2.12) and all property taxes which are not funded by a reserve under a Mortgage Loan or from the Operating Reserve for the Project;

(b) current debt service on any Mortgage Loan, including payments of any outstanding principal, interest, costs and expenses;

(c) actual capital improvements, tenant improvements, leasing commissions, replacements and contingencies, all as provided in the approved Annual Business Plan and not funded by a reserve under a Mortgage Loan or from the Capital Reserve, Mortgage Loan holdbacks or paid from the Operating Reserve for the Project;

(d) the amounts required to fund the Capital Reserve; and

(e) the amounts required to fund the Operating Reserve.

“Net Income” or “Net Loss” means for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items of income, gain, loss or deduction which are specially allocated pursuant to this Agreement shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.704-2(b)(3).

“Operating Reserve” means amounts required to be maintained as reserves for future operating expenses of the Project, including real estate taxes, insurance premiums (to the extent not impounded under a Mortgage Loan) and contingencies, as determined by the General Partner in the Annual Business Plan.

“Partially Adjusted Capital Account” means, with respect to any Partner as of the end of any Fiscal Year (or other period of the Partnership), the Capital Account balance of such Partner at the beginning of such Fiscal Year or period, adjusted for all Capital Contributions and distributions of Net Cash Flow and Net Capital Proceeds during such Fiscal Year or period, and all special allocations pursuant to Section 4.3 with respect to such Fiscal Year or period, but before giving effect to any allocations of Net Income or Net Loss (or items thereof) pursuant to Section 4.2

“Partner Consent” means the written consent of each of the Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partners” means General Partner and Limited Partners and any other Person from time to time owning an Interest.

“Partnership” means Philadelphia Plaza – Phase II, LP, a Pennsylvania limited partnership, as the partnership may, from time to time, be hereafter constituted.

“Partnership Assets” means all right, title and interest of the Partnership in and to all or any portion of the assets of the Partnership and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith.

“Partnership Interest” means the Interest of a Partner in the Partnership.

“Partnership Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Percentage Interest” means 25%, in the case of BDN, and 75%, in the case of the TPG Partners (allocated between Gen-Par, TDPCS, TCS SPE 1 and Holding Company as specified in Section 3.1(b) hereof) as such percentages may be adjusted pursuant to Section 3.5 and 3.6 hereof.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Property” means all the assets of the Partnership, both tangible and intangible (including, without limitation, the Project), and any portion thereof.

“Proprietary Information” means: (a) all information of any kind regarding the Partnership’s business, research, marketing, leasing, and operations that is marked “Confidential” or “Proprietary”; (b) all confidential information of any kind regarding the Partnership’s vendors, consultants, agents, tenants and prospective tenants, including lists or compilations of any such persons or entities and any lease proposals given to prospective tenants; (c) all confidential information of any kind regarding the Partnership’s or Manager’s partners, officers, directors and employees, including their respective abilities, functions, conduct or pay; and (d) all proprietary information or reports of any kind relating to the Partnership’s business or assets now existing or which may be received or developed by the Partnership or the Manager internally or under an agreement or other arrangement with any third party Proprietary Information does not include (i) any information which is or becomes publicly available, unless it becomes publicly available as a result of a breach by BDN of its obligations in Section 2.8(b) of this Agreement; (ii) any information which the Partnership discloses to any other person or entity without restriction as to confidentiality; (iii) any information that in the good faith judgment of BDN, after notice to the General Partner, is required to be disclosed by law or legal process; (iv) any information developed by BDN without use of any Proprietary Information provided to BDN by the Partnership or the Manager; and (v) any information not developed by the Partnership or the Manager which is received by BDN from any third party (unless such third party is under a confidentiality agreement with the Partnership or the Manager and such confidentiality agreement has been disclosed to BDN).

“Qualified Transferee” means with respect to any Person, such Person (A) has experience owning at least 500,000 square feet of office buildings in the United States and has a consolidated net worth of at least $125,000,000, or (B) owns at least $500,000,000 in assets and is:

(i) a real estate investment trust, real estate operating company, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity, or plan;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii);

(iv) any entity controlled (which for purposes of this definition means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise) by any of the entities described in clauses (i) (ii) or (iii) above or (v) below; or

(v) an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (i) (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i) (ii), (iii) or (iv) of this definition.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Restatement Date” means the date of this Agreement as first above written.

“Restricted Cash” means the reserves held by the lender under the Mortgage Loan (such as for taxes and insurance, leasing costs and capital expenditures) specified on Exhibit “B” and other amounts (if any) specified as “Restricted Cash” on Exhibit “B”.

“Target Capital Account” means, with respect to any Partner as of the end of any Fiscal Year or other period, the excess of (i) an amount equal to the hypothetical distribution such Partner would receive if all Property of the Partnership, including cash, were sold for cash equal to its Gross Asset Value (taking into account any adjustments to Gross Asset Value for such Fiscal Year or other period), all liabilities (including repayment of interest and principal with respect to a Contribution Loan) allocable to such Property were then due and were satisfied according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the Property securing such liability) and all remaining Net Capital Proceeds from such sale were distributed pursuant to Section 4.4(b), over (ii) the amount of Partnership Minimum Gain and Partner Minimum Gain that would be charged back to such Partner as determined pursuant to Regulations Section 1.704-2 in connection with such sale.

“Tax Year” means, unless otherwise required by Code Section 706, each calendar year during the term of this Agreement, except that the last Tax Year shall be the partial calendar year, if any, in which the Partnership terminates.

“Term” has the meaning set forth in Section 2.3.

“TPG Partners” means Gen-Par, TDPCS, TCS SPE 1 and Holding Company collectively, and any distribution or allocation to TPG Partners will be distributed and allocated between them in proportion to their Percentage Interests.

“TPG Preferred Return” has the meaning set forth in Section 3.12.

“Transfer” with respect to a specified Interest, means any transfer, sale, pledge, hypothecation, encumbrance or assignment of all or any portion of such Interest, whether voluntarily or by operation of law.

“Unreturned Capital Contributions” means with respect to a Partner, as of the date of determination, the Initial Capital Contribution (which, in the case of the TPG Partners includes the stipulated equity value of the Project set forth in Recital D), and Additional Capital

Contributions made by such Partner, reduced by distributions made to such Partner pursuant to Sections 4.4(b) (iv) and (vi) and 9.2(d) (3). Solely for purposes of this definition, in the event a Non-Contributing Partner makes an Additional Capital Contribution pursuant to Section 3.5(b) prior to the Election Date to repay a Contribution Loan and all accrued an unpaid interest thereon, such Non-Contributing Partner’s Additional Capital Contribution shall not include the portion of such contribution that is used to repay the accrued and unpaid interest on such Contribution Loan.

1.2       Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       The terms defined in this Article (or elsewhere herein) include both the plural and the singular;

(b)       The words “herein” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(c)       The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

1.3       Other Definitions. In addition to the terms defined in Section 1.1, other terms will have the definitions provided elsewhere in this Agreement.

2.       Partnership and its Business.

2.1       Formation of Partnership. The Partnership was formed and is being continued as a limited partnership for the limited purposes and scope set forth in Section 2.5 and upon the terms, provisions and conditions set forth in this Agreement. The rights and obligations of the Partners shall be governed by this Agreement and by the Act. If there is a conflict between the provisions of this Agreement and the Act, the provisions of the Act shall control (it being understood, however, that if the Act provides for a particular rule but allows the partners of a limited partnership to provide to the contrary in their limited partnership agreement, and if the parties hereto have so provided hereunder, then such provisions shall not be deemed to constitute a conflict for purposes of the foregoing).

2.2       Partnership Name. The business of the Partnership shall be conducted under the name of “Philadelphia Plaza – Phase II, LP” or such other name as may be selected by the General Partner, and under such name or such assumed names as the General Partner deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Partnership may be required to qualify.

2.3       Term. The term of the Partnership (the “Term”) commenced on March 28, 1990, its date of formation, and the Partnership shall continue until dissolved as hereinafter provided, including, without limitation, pursuant to Section 9.6 below.

2.4       Filing of Certificate and Amendments. The Certificate of Limited Partnership was filed with the Secretary of State of the State of Pennsylvania on July 9, 2003. The General Partner shall execute and file any required further amendments to the Certificate of Limited Partnership and shall do all other acts requisite for the constitution of the Partnership as a limited partnership pursuant to the Act or any other applicable law.

2.5       Business; Scope of Partners’ Authority.

(a)       The Partnership is organized for the sole purposes of owning, operating, developing, managing and leasing and eventually selling or otherwise disposing of (but only as expressly permitted under the terms of any applicable Loan Agreement) the Project, borrowing financing secured by the Project, holding and performing all obligations as owner under the management, leasing and development contracts for the Project, in each case as now existing or to be entered into in connection with the ownership, management, leasing and development of the Project, and any other lawful activity related or incidental thereto. Without limitation of the foregoing, the Partnership’s purpose will entail the implementation of various value enhancement plans for the Project, the expenditures and budgets for which will be provided for in the Annual Business Plan.

(b)       Except as otherwise expressly and specifically provided in this Agreement, no Partner (other than the General Partner acting in accordance with this Agreement) shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, the Partnership. Neither the Partnership nor any Partner shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Partner.

(c)       For so long as the Partnership is required to comply with the terms of the Loan Agreement, the Partnership shall not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than:

(1)       amounts payable with respect to, or in connection with, the Loan Agreement;

(2)       trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances and which (i) would under GAAP be regarded as ordinary expenses and (ii) are customarily paid by the Partnership within 60 days of incurrence and which in fact are not more than 60 days outstanding unless the Partnership is, in good faith and in accordance with customary and prudent practices, contesting payment of same; and

(3)       indebtedness permitted under the Loan Agreement.

2.6       Principal Office. The principal office of the Partnership shall be 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, or such other location as the General Partner may select. The Partnership may change its place of business to such location as may at any time or from time to time be determined by the General Partner. The mailing address of the Partnership shall be at the address of the principal office of the Partnership or such other address as may be selected from time to time by the General Partner. The Partnership shall maintain a registered office in Pennsylvania at 2005 Market Street, Suite 2300, Philadelphia, Pennsylvania 19103, or such other location within the Commonwealth of Pennsylvania as shall be designated by the General Partner.

2.7       Names and Addresses of Partners. The names and addresses of the Partners are as follows:

General Partner	TCS Genpar, LLC
515 South Flower Street, Sixth Floor
Los Angeles, CA 90071
Attention: President

Limited Partners	TDP-Commerce Square Gen-Par, Inc.
515 South Flower Street, Sixth Floor
Los Angeles, CA 90071
Attention: President

TCS SPE 1, L.P.
515 South Flower Street, Sixth Floor
Los Angeles, CA 90071
Attention: President

TPG-TCS Holding Company, LLC
515 South Flower Street, Sixth Floor
Los Angeles, CA 90071
Attention: President

Brandywine Commerce II, LP
555 East Lancaster Avenue
Radnor, PA 19087
Attention: President and Chief Executive Officer and
Senior Vice President and General Counsel

2.8       Other Activities of the Partners.

(a)       Each Partner and its Affiliates may engage or invest in any other activity or venture or possess any interest therein independently or with others, whether or not competitive with the Partnership or the Project. None of the Partners, the Partnership or any other Person employed by, related to or in any way affiliated with any Partner or the Partnership shall have any duty or obligation to disclose or offer to the Partnership or the Partners, or obtain for the benefit of the Partnership or the Partners, any other activity or venture or interest therein. None of the Partnership, the Partners, the creditors of the Partnership or any other Person having an interest in the Partnership shall have (i) any claim, right or cause of action against any Partner or any other Person employed by, related to or in any way affiliated with, any Partner by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or interest therein, or (ii) any right to any such activity or interest therein or the income or profits derived therefrom.

(b)       During the term hereof, a Partner shall not misappropriate Proprietary Information or use Proprietary Information for such Partner’s own separate benefit or the benefit of any other person or entity (other than the Partnership or another Affiliate of Thomas Properties Group, L.P.).

2.9       Liability of Partners. The liability of the Partners shall be subject to the following:

(a)       Limited Partner. No Limited Partner shall be personally liable whether to the Partnership, to the General Partner, or to the creditors of the Partnership for the debts, liabilities, obligations or losses of the Partnership, except as provided in the Act; and

(b)       Capital. No Partner shall have any obligation to contribute capital to the Partnership except as expressly provided in Article 3 hereof.

2.10       Single Purpose Covenants. Notwithstanding any other provision of this Agreement to the contrary, for so long as the Partnership is required to comply with the Loan Agreement, and thereafter until the Partners unanimously agree otherwise, the Partnership shall:

(a)       not own any asset or property other than (i) the Project, and (ii) incidental personal and intangible property necessary for the ownership or operation of the Project;

(b)       not engage in any business other than the acquisition, development, ownership, operating, leasing, management, maintenance, holding, selling and otherwise dealing with the Project and the Morgan Stanley Loan, and activities incidental thereto;

(c)       not enter into any contract or agreement with any Affiliate of the Partnership, any constituent party of the Partnership or any Affiliate of any constituent party, except in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party;

(d)       not incur any Indebtedness (as defined in the Loan Agreement) other than (i) the Debt, Taxes and Other Charges (as such terms are defined in the Loan Agreement), (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $500,000.00 at any one time (not including trade payables the Partnership is contesting in good faith up to an aggregate amount of $250,000.00) and (iii) Indebtedness incurred in the financing of equipment and other personal property used at the Project with annual payments not exceeding $150,000.00 in the aggregate; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) not more than sixty (60) days past due and (y) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Project;

(e)       not make any loans or advances to any third party (including arty Affiliate or constituent party) but provided that this shall not prohibit tenant allowances pursuant to leases permitted under the Loan Agreement, and shall not acquire obligations or securities of its Affiliates or any other Person (other than cash or investment grade securities);

(f)       remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent of available funds;

(g)       do all things necessary to observe organizational formalities and preserve its existence, and the Partnership will not, nor will the Partnership permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of the Partnership or such constituent party without the prior written consent of Morgan Stanley in any manner that (i) violates the single purpose covenants set forth in this Section 2.10, or (ii) amends, modifies or otherwise changes any provision of this Section 2.10 that by its terms cannot be modified at any time when the Morgan Stanley Loan is outstanding or by its terms cannot be modified without Morgan Stanley’s consent;

(h)       maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. The Partnership’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that the Partnership’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Partnership and such Affiliates and to indicate that the Partnership’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on the Partnership’s own separate balance sheet. The Partnership will file its own tax returns (to the extent the Partnership is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. The Partnership shall maintain all Pennsylvania limited partnership formalities;

(i)       be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Partnership or any constituent party of the Partnership), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks bearing its own name and shall allocate fairly and reasonably any overhead for shared office space, provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party. The invoices, checks and stationery utilized by the Partnership or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Partnership’s agent;

(j)       maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k)       not seek (nor shall any constituent party of the Partnership seek) or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Partnership;

(l)       not commingle the funds and other assets of the Partnership with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name;

(m)       maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(n)       not guarantee or become obligated for the debts of any other Person and not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(o)       (i) require that each general partner of the Partnership (each, an “SPC Party”) be a limited liability company or corporation whose sole asset is its interest in the Partnership, and each such SPC Party shall at all times comply (except as to Gen-Par with respect to Sections 2.10 (a), (b), (d) and (n) above), and will cause the Partnership to comply, with each of the representations, warranties, and covenants contained in this Section 2.10 as if such representation, warranty or covenant was made directly by such SPC Party (except as to Gen-Par with respect to Sections 2.10 (a), (b), (d) and (n) above). Upon the withdrawal or the disassociation of an SPC Party from the Partnership, the Partnership shall immediately appoint a new SPC Party whose articles of organization or incorporation, as applicable, are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies (as such terms are defined in the Loan Agreement), as applicable, with respect to the new SPC Party and its equity owners; and (ii) if the Partnership or SPC Party is a single member limited liability company, the Partnership or SPC Party shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from the Partnership or SPC Party, shall immediately become the sole member of the Partnership or SPE Party, and the other of which shall become the sole member of the Partnership or SPC Party if the first such springing member no longer is available to serve as such sole member;

(p)       at all times cause there to be at least two (2) duly appointed members of the board of directors or independent managers, as applicable, who are provided by a nationally-recognized company that provides professional independent directors (Morgan Stanley has approved of the use of Entity Services (as defined in the Loan Agreement) as the provider for independent directors) (each, an “Independent Director”) of each SPC Party who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and the Partnership, and may not have been at any time during the preceding five (5) years (i) a stockholder, director (other than as an Independent Director of SPC Party), officer, employee, partner, member, attorney or counsel of such SPC Party, the Partnership or any Affiliate of any of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, the Partnership or any Affiliate of any of them (other than his or her service as an Independent Director of SPC Party), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, member, creditor, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise;

(q)       not cause or permit the board of directors, partners or members, as applicable, of any SPC Party and the Partnership to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of the Partnership or SPC Party, requires a vote of the board of directors, partners or members, as applicable, of each SPC Party and the Partnership unless at the time of such action there shall be at least two members who are each an Independent Director;

(r)       conduct its business so that the assumptions made with respect to the Partnership in the Insolvency Opinion (as defined in the Loan Agreement) shall be true and correct in all respects. In connection with the foregoing, the Partnership shall comply with or cause the compliance with (i) all of the facts and assumptions (whether regarding the Partnership or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 2.10, and (iii) all the organizational documents of the Partnership and any SPC Party;

(s)       not permit any Affiliate or constituent party independent access to its bank accounts except for the Manager, as agent, pursuant to the terms of the Management Agreement;

(t)       pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(u)       compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred;

(v)       not pledge its assets for the benefit of any other Person; and

(w)       not form, acquire, or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

2.11       Intentionally Omitted.

2.12       Asset/Property Management. The General Partner shall cause the Partnership to pay an asset management fee of 1% of the gross revenues from the Project on an annual basis at the end of each Fiscal Year, 50% of which shall be paid to BDN and 50% to the TPG Partners. The Management Agreement has been extended for a term expiring ten (10) years after the Restatement Date pursuant to that certain Amendment to Management and Leasing Agreement dated as of the Restatement Date, and shall continue during the Term; provided that, unless BDN agrees to the contrary, the Management Agreement shall terminate earlier, without cost to the Partnership, at such time as the TPG Partners no longer own a majority of the Partnership Interests or upon an earlier liquidation of the Partnership. During the term of the Management and Leasing Agreement, Manager shall continue to receive the 3% management fee and leasing commissions as provided under the terms thereof.

2.13       REIT Protective Provisions. Notwithstanding any other provisions of this agreement to the contrary, the Partnership shall be operated consistent with the following requirements of subsections (a) through (d) so as to assist Brandywine Realty Trust (“BRT”) in (a) satisfying the requirements for qualifying as a real estate investment trust under Section 856 of the Code and Treasury Regulations promulgated thereunder (“REIT Requirements”) and (b) avoiding the imposition on BRT of any federal income or excise tax liability:

(a)       No election shall be made to treat the Partnership as an association taxable as a corporation for federal income tax purposes.

(b)       The General Partner shall take all actions necessary, appropriate or advisable, to ensure that the Partnership will not be classified as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

(c)       The Partnership shall not acquire or retain any securities or other assets, the ownership of which would result in BRT failing to satisfy the REIT Requirements.

(d)       The General Partner shall, if requested by BDN and at the sole expense of BDN, form a corporation that elects to be treated as a taxable REIT subsidiary under Section 856(l) of the Code (a “TRS”), and the General Partner shall transfer such securities, contracts or other assets to the TRS, as BDN shall determine in good faith are necessary or advisable, with the reasonable consent of the TPG Partners, in order to protect or further the ability of BRT to continue to qualify as a real estate investment trust. In the event the TRS is formed at the request of BDN, BDN will reimburse the Partnership for all additional costs incurred by the Partnership, including any loss of cash flows, resulting from the formation, operation and maintenance of a TRS, and any accounting costs or tax liabilities incurred by the Partnership as a result of the formation, operation, disposition or liquidation of the TRS. Notwithstanding any other provision of this Agreement (including Article 6), BDN shall have the right to approve all decisions or actions related to the formation, administration, disposition or liquidation of the TRS if and to the extent the subject matter of such decisions or actions would result in or involve an amount being owed to the Partnership by BDN under this subsection (d).

3.       Percentage Interests; Capital Contributions.

3.1       Admission; Conversion of Interest; Percentage Interests.

(a)       BDN hereby represents and warrants that BDN has complied with all Initial Capital Contribution delivery requirements pursuant to the terms of the BDN Contribution Agreement (TCS) and the TPG Partners hereby jointly and severally represent that each of them has complied with its obligations under Contribution Agreement (TCS)). BDN is hereby admitted as a limited partner of the Partnership with a 25% Percentage Interest. The Interest in the Partnership held by BDN is and shall be a limited partner interest. Gen-Par is the sole general partner of the Partnership.

(b)       The initial Percentage Interests of the Partners as of the Restatement Date are set forth below:

Percentage Interest
General Partner

Gen-Par	0.375%

Limited Partners

Holding Company	7.875%
TDPCS	0.375%
TCS SPE 1	66.375%
BDN	25.000%

3.2    Capital Contributions of the Partners. The Capital Accounts of the TPG Partners are hereby adjusted as of the Restatement Date pursuant to the provisions of Section 1.1 (in the definition of Gross Asset Value) and Section 4.3(d) below, and each of the TPG Partners has the Capital Account specified below as of the Restatement Date (herein, the “TPG Initial Capital Contribution(s)”). As of the Restatement Date, BDN has contributed the BDN Initial Capital Contribution, and has agreed to make the BDN Required Additional Capital Contributions to the Partnership in accordance with, and subject to the terms and conditions in, the Contribution Agreement (TCS). Accordingly, as of the Restatement Date, BDN has a Capital Account as set forth below. Upon BDN’s contribution of the BDN Required Additional Capital Contributions, its Capital Account shall be increased by the amount of such Required Additional Capital Contributions; provided, however, no adjustment shall be made to the Percentage Interest of BDN in connection with any such BDN Required Additional Capital Contributions. The capital accounts of the Partners as of the Restatement Date are set forth below:

	Capital Account
General Partner

Gen-Par	$225,000

Limited Partners

Holding Company	$4,725,000
TDPCS	$225,000
TCS SPE 1	$39,825,000
BDN	$2,500,000	(reflecting only the BDN Initial Capital Contribution)

3.3       Failure to Make BDN Required Additional Capital Contribution. If BDN shall fail to contribute all or any portion of the BDN Required Additional Capital Contributions following delivery by the TPG Partners of a Compliance Certificate, executed by an executive officer of Thomas Properties Group, Inc., and when otherwise required pursuant to the Contribution Agreement (TCS), and fails to cure such failure within ten (10) Business Days after receipt of notice from Gen-Par of any such failure to contribute, then BDN shall be in default of its obligations under this Agreement (herein, a “BDN Contribution Default”). The following shall constitute the sole and exclusive rights and remedies of the Partnership and TPG Partners in the event of a BDN Contribution Default.

(a)       The BDN Percentage Interest shall be reduced, effective as of the Restatement Date, from 25% to an amount equal to the percentage that the BDN Initial Capital Contribution bears to the total capital contributions of the Partners, reflecting the adjustment of the TPG Partners’ Capital Accounts as of the Restatement Date;

(b)       The BDN Preferred Return described in Section 3.11 below, and any accrued BDN Preferred Return, shall be eliminated effective from and after the BDN Contribution Default;

(c)       BDN shall be entitled to receive its Unreturned Capital Contributions and a 11.5% annual IRR on its Capital Contributions (described in Subparagraphs 4.4(b)(iv) and (vii) respectively) on a pari passsu basis with the distribution to the TPG Partners of their Unreturned Capital Contributions and a 11.5% annual IRR on their Capital Contributions (described in Subparagraphs 4.4(b) (vi) and (viii) respectively);

(d)       BDN shall not be entitled to participate in the management of, or otherwise vote upon, any matter affecting the business and affairs of the Partnership; provided that BDN shall continue to have the approval rights with respect to the Major Decisions set forth in Subparagraphs 6.1(b)(1), (5) and (6) below.

(e)       BDN shall not have any of the rights set forth in Article 8 below; and

(f)       TPG Partners shall have the right, but not the obligation, at any time within one (1) year following the BDN Contribution Default, upon notice to BDN, to purchase the entire Partnership Interest of BDN for an amount equal to the amount of BDN”s Unreturned Capital Contributions as of the date of such notice; if TPG Partners exercise this right, the purchase and sale of the BDN Partnership Interest will occur within sixty (60) days after the date of such notice and BDN will convey to TPG Partners, or to their assignee(s), all of the BDN Partnership Interest free and clear of any liens, claims or encumbrances (except those arising by the terms of this Agreement and any other agreements between or among the Partners and/or their respective Affiliates) in consideration for a payment by TPG Partners or their assignee(s) of the amount of BDN’s Unreturned Capital Contributions as of the date of such notice.

3.4       Additional Capital Contributions. From and after the date on which BDN has made the BDN Required Additional Capital Contributions to the Partnership in accordance with, and subject to the terms and conditions in, the Contribution Agreement (TCS) and this

Agreement, the Partners shall, from time to time, make additional contributions of capital to the Partnership (“Additional Capital Contributions”) as and to the extent determined by the General Partner. If the Additional Capital Contributions are required to be made pursuant to this Section 3.4, such Additional Capital Contributions shall be made by the Partners, pro rata, in proportion to their Percentage Interests. Notwithstanding the foregoing, BDN shall make the BDN Required Additional Capital Contributions to the Partnership in accordance with, and subject to the terms and conditions in the Contribution Agreement (TCS) and this Agreement, and its failure to make any portion of the BDN Required Additional Capital Contributions shall be subject to the provisions of Section 3.3 above, and shall not be subject to the following Sections 3.5, 3.6 and 3.7.

3.5       Failure to Make Additional Capital Contributions.

(a)       If a Partner (a “Non-Contributing Partner”) shall fail to contribute its portion of any Additional Capital Contributions called pursuant to Section 3.4, the General Partner (or if the General Partner is a Non-Contributing Partner, then any other Partner) shall promptly give notice (such notice, a “Non Contributing Partner Notice”) to each Partner that has timely contributed its portion of such Additional Capital Contribution (each such Partner, a “Contributing Partner”) of such failure and specify the amount of the Non-Contributing Partner’s unfunded Additional Capital Contributions, and each Contributing Partner may elect, by written notice of such election to the Non-Contributing Partner and the other Partners at any time within 30 days after the Non-Contributing Partner Notice in question, and provided that the failure specified in the Non-Contributing Partner Notice in question shall be continuing, any Contributing Partner may elect, by notice to the Partners, to advance to the Partnership the unfunded portion of such Additional Capital Contribution required of the Non-Contributing Partner (or its pro rata share thereof calculated on the basis of all Contributing Partners electing to fund the Non-Contributing Partner’s unfunded Additional Capital Contribution). The General Partner shall promptly inform each Partner of the amount of each electing Partner’s pro-rata share of the Non-Contributing Partner’s unfunded portion of the Additional Capital Contribution, whereupon each such electing Partner shall advance to the Partnership such pro-rata share (each such Partner so advancing being hereinafter referred to as an “Electing Partner”). Each advance by an Electing Partner to the Partnership shall be deemed to constitute a loan (a “Contribution Loan”) by each Electing Partner to the Partnership. Each such Contribution Loan (i) shall bear interest at the rate equal to the lesser of (A) fourteen percent (14%) per annum on the outstanding balance from the date made until repaid in full or (B) the highest rate permitted by law, and (ii) shall be prepayable at any time without premium or penalty.

(b)       Any Contribution Loan advanced to the Partnership by an Electing Partner under Section 3.5(a) shall not be treated as a Capital Contribution. Prior to the repayment of such Contribution Loan in full, together with all accrued and unpaid interest, any amount otherwise distributable to the Non-Contributing Partner hereunder, if any, shall not be distributed to such Non-Contributing Partner, but rather shall be paid to the Electing Partner by the Partnership as a repayment of the Contribution Loan (with each such payment being first applied to interest until accrued interest is paid in full and the balance of each such payment being applied to principal of the Contribution Loan) until such Contribution Loan, together with all accrued and unpaid interest, is repaid in full. Contribution Loans shall be repaid on a “first in”, “first out” priority. If a Contribution Loan remains outstanding for more than six (6) months from the funding date, then such Electing Partner shall be entitled at any time thereafter to elect, by the delivery of written notice to the Partnership (which notice shall be effective on the date (“Election Date”) which is twenty (20) days after the giving of such notice), to have the unpaid principal balance and all accrued and unpaid interest of such Contribution Loan treated as an Additional Capital Contribution by the Electing Partner with respect to the Partnership Interest held by such Electing Partner, and to cause the Percentage Interest of such Electing Partner to be recalculated in the manner set forth in Section 3.6 below as of the Election Date (a “Adjustment Right”); provided, however, that no such election shall be effective and no such Contribution Loan shall be treated as an Additional Capital Contribution by the Electing Partner if, prior to the Election Date, the Partnership or the Non-Contributing Partner repays the applicable Contribution Loan and all accrued and unpaid interest thereon. If such election is validly and timely made (and not rendered ineffective through a timely repayment of the applicable Contribution Loan), then upon the Election Date the Electing Partner shall, for purposes of effectuating the adjustment of the Percentage Interest of such Electing Partner and maintaining the Partners’ Capital Accounts, be treated as having made an Additional Capital Contribution on its own behalf to the capital of the Partnership and its Capital Account balance shall be increased and its Percentage Interest increased accordingly, After the Election Date, there shall be no right or obligation on the part of the Partnership to repay the Contribution Loan in question. For clarity, in the event that the Partnership repays a portion of a Contribution Loan prior to the Election Date (if any), payments shall first be applied to accrued and unpaid interest and then to the unpaid principal balance, and the Adjustment Right shall apply solely with respect to the unpaid amount of the Contribution Loan and accrued and unpaid interest thereon.

3.6       Adjustment of Percentage Interests. If the Percentage Interest of an Electing Partner is to be adjusted pursuant to the Adjustment Right under Section 3.5(b), then the Percentage Interest and Capital Account balance of such Electing Partner shall be adjusted and Sections 3.1 and 3.2 shall be amended in order to reflect an increase in such Partner’s Percentage Interest by a percentage equal to (i) one hundred percent (100%) of the unpaid principal amount of, and accrued and unpaid interest on, the applicable Contribution Loan divided by (ii) the total Capital Contributions made by all Partners through the Election Date, and the Percentage Interest of the Non-Contributing Partner shall be reduced by the increase in the Percentage Interest of the Electing Partner(s) such that the aggregate Percentage Interests of all Partners continues to equal 100%.

3.7       Exclusive Remedies. No Partner, Affiliate of any Partner or any Person owning a beneficial interest in such Partner shall have any personal obligation to fund any Additional Capital Contribution. Except if a Contribution Loan is repaid in accordance with Section 4.4(b)(i), the specific rights and remedies provided for in Section 3.5(b) and Section 3.6 are and shall be deemed to be the sole and exclusive right and remedies of the Contributing Partners (or other Partners) if a Non-Contributing Partner shall fail to contribute its portion of any Additional Capital Contributions called pursuant to Section 3.4.

3.8       Further Actions. A Non-Contributing Partner shall reasonably cooperate with the Contributing Partners and act in good faith to execute any and all documents reasonably necessary to effectuate the Adjustment Right.

3.9       No Interest on Capital. No Partner shall be entitled to any interest on any capital contributed by it except as expressly provided in this Agreement.

3.10       Capital Accounts. The Partnership shall establish and maintain a capital account (“Capital Account”) for each Partner in accordance with Code Section 704(b) and the corresponding Regulations, to which it shall credit the amount of each Partner’s Capital Contributions and Net Income of the Partnership (or items thereof) from time to time and to which it shall charge such Partner’s share of distributions and Net Losses (or items thereof).

3.11       BDN Preferred Return. Subject to Sections 3.3, 3.5, 3.6 and 4.4(a) and (b), BDN shall be entitled to receive a return equal to 9.25% per annum on its Unreturned Capital Contributions until BDN’s Unreturned Capital Contributions are reduced to zero (“BDN Preferred Return”), computed from the date each Capital Contribution is made by BDN to the date of each applicable payment of the BDN Preferred Return. The BDN Preferred Return shall be payable in accordance with Sections 4.4(a) and (b). If there is insufficient Net Cash Flow to pay the BDN Preferred Return for any year, such unpaid BDN Preferred Return will cumulate and be added to the BDN Preferred Return payable in the following year or years in accordance with Sections 4.4(a) and (b).

3.12       TPG Partners Preferred Return. Subject to Sections 3.3, 3.5, 3.6 and 4.4(a) and (b), the TPG Partners shall be entitled to receive a return equal to 9.25% per annum (to be shared by the TPG Partners pro rata based on each TPG Partner’s Percentage Interest) on their Unreturned Capital Contributions until TPG Partners’ Unreturned Capital Contributions are reduced to zero (collectively, “TPG Partners Preferred Return”), computed from the Restatement Date as to each TPG Partner’s share of the stipulated equity value in the Project as of the Restatement Date (as set forth in Recital D), and from each subsequent date on which a subsequent Capital Contribution is made by the TPG Partners, to the date of each applicable payment of the TPG Partners Preferred Return. The TPG Partners Preferred Return will not be payable from Net Cash Flow during the first thirty-six (36) months following the Restatement Date; provided, however, that the Partnership shall distribute any available Net Cash Flow within or on account of calendar year 2010 to the TPG Partners after payment of any BDN Preferred Return for the same period, and any such distributions shall be treated as advances against distributions of the TPG Partners Preferred Return subsequently to made pursuant to Sections 4.4(a) and (b). The TPG Partners Preferred Return shall be payable in accordance with Sections 4.4(a) and (b). If there is insufficient Net Cash Flow to pay the TPG Partners Preferred Return for any year, such unpaid TPG Partners Preferred Return will cumulate and be added to the TPG Partners Preferred Return payable in the following year or years in accordance with Sections 4.4(a) and (b).

3.13       Memorandum Accounts. The Partnership shall establish and maintain a memorandum account (“Memorandum Account”), separate and independent from the Capital Accounts referred to in Section 3.2 and Section 3.10 above, for each Partner, to which it shall credit and charge amounts for each Partner in accordance with the provisions of this Section 3.13. The Memorandum Account for the TPG Partners (shared in proportion to their respective Percentage Interests) shall initially equal the amount of the Current Net Assets of the Partnership as of the Restatement Date, which is deemed to be the property of the TPG Partners held for their account by the Partnership. From time to time, upon payment of Partnership obligations (such as taxes and insurance) using Restricted Cash or upon a release to the Partnership of the Restricted Cash by the lender for any other reason (herein, a “Restricted Cash Payment”), BDN shall contribute to the Partnership its proportionate share of such Restricted Cash Payment (based on its Percentage Interest) and such contribution shall be credited to the Memorandum Account for BDN (which contribution shall be in addition to the BDN Required Additional Capital Contributions). The General Partner shall give BDN notice of each such contribution required by BDN hereunder at least ten (10) Business Days prior to the required date of funding of such contribution, and such notice shall specify the Partnership obligation paid (if applicable) with Restricted Cash, the date paid and the amount of the Restricted Cash Payment. BDN shall contribute its proportionate share of the Restricted Cash Payment by wire transfer to the Partnership Bank Account on or before the 10th Business Day after such notice from the General Partner or such later date specified in the notice. The Memorandum Account for the TPG Partners shall be charged with (a) their respective proportionate share (based on their Percentage Interests) of each Restricted Cash Payment, and (b) distributions of Net Cash Flow and Net Capital Proceeds to the TPG Partners pursuant to Section 4.5. The Memorandum Account for BDN shall be charged with its proportionate share (based on its Percentage Interest) of each Restricted Cash Payment. No preferred or any other return shall accrue or be paid with respect to the Memorandum Accounts, including, without limitation, any BDN Preferred Return or TPG Partners Preferred Return. The provisions of Section 3.5 above shall apply with respect to any failure by BDN to contribute under this Section 3.13 (with BDN being the Non-Contributing Partner) provided that such failure shall not permit the exercise of the Adjustment Right under Section 3.5(b).

4.       Profits, Losses, Distributions, and Allocations.

4.1       Allocation of Net Income and Net Loss. Net Income and Net Loss shall be determined and allocated to the Partners with respect to each Fiscal Year of the Partnership as of the end of such year. Subject to the other provisions of this Article 4, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

4.2       Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the allocations provided in Section 4.3, all remaining items of Net Income or Net Loss for each Fiscal Year (or portion thereof) shall be allocated among the Partners so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. The foregoing provision is intended to comply with the “economic effect equivalence” standard of Regulations Section 1.704-1(b)(2)(ii)(i) and shall be interpreted and applied consistently therewith.

4.3       Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 4:

(a)       Regulatory and Other Allocations.

(i)       Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 4.2 of this Agreement, or any other provision of this Article 4, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulation Section 1.704-2(f) which shall be controlling in the event of a conflict between such Regulation and this Section 4.3(a)(i).

(ii)       Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding the provisions of Section 4.2 of this Agreement, or any other provision of this Article 4 (except Section 4.3(a)(i)), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) which shall be controlling in the event of a conflict between such Regulation and this Section 4.3(a)(ii).

(iii)       Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in accordance with their Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

(iv)       Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible provided that an allocation pursuant to this Section 4.3(a)(iv) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 4 have been tentatively made as if this Section 4.3(a)(iv) were not in this Agreement. It is intended that this Section 4.3(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 4.3(a)(iv).

(v)       Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(a)(v) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(a)(v) were not in this Agreement.

(vi)       Limitation on Allocation of Net Loss. To the extent any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Partner, such allocation of Net Loss shall be reallocated among the other Partners in accordance with the positive balances in such Partners’ Capital Accounts so as to allocate the maximum permissible Losses to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d), subject to the limitations of this Section 4.3(a)(vi).

(vii)       Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)       Curative Allocation. The allocations set forth in Sections 4.3(a)(i), through (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 4.1 and 4.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(b)       Excess Nonrecourse Liabilities. To the extent applicable, for purposes of determining the allocation of “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) to the Partners, each Partner’s interest in Partnership profits shall be in proportion to its Percentage Interest.

(c)       In General. Except as otherwise provided in this Section 4.3, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.2.

(d)       Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 4.3(c), Tax Items with respect to Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take into account the variation, if any, between the basis of the property to the Partnership and its initial Gross Asset Value. Upon the Restatement Date, any variation between the basis and initial Gross Asset Value as adjusted on the Restatement Date shall be taken into account under the “traditional allocation method” as set forth in Regulations Section 1.704-3(b). After the Restatement Date, upon any properties subsequently being contributed to the Partnership and/or upon any adjustment of the Gross Asset Value of any Partnership asset pursuant to subparagraph (b) of the definition of Gross Asset Value (provided in Article 1 of this Agreement), the Partnership shall account for any variation between the basis of such asset and its Gross Asset Value under any method approved under Section 704(c) of the Code and the applicable regulations as the General Partner determines.

(e)       Other Allocations. For each Fiscal Year, the interest expense on any Contribution Loan will be allocated solely to the Non-Contributing Partner as to which such Contribution Loan was made. The items of expense equal to the amount of any Restricted Cash Payment as provided in Section 3.13 shall be allocated among the Partners in accordance with their respective Percentage Interests.

4.4       Distributions of the Partnership.

(a)       Distribution of Net Cash Flow. Net Cash Flow shall be distributed annually within sixty (60) days following the end of each Fiscal Year, or more frequently as determined by the General Partner, in the following order of priority (subject, however, to Sections 3.5, 3.6, and 4.5):

(i)       Net Cash Flow Level 1. First, to BDN to pay the BDN Preferred Return for that Fiscal Year;

(ii)       Net Cash Flow Level 2. Second, to BDN to pay the BDN Preferred Return that cumulated and was not paid to BDN for any previous Fiscal Years;

(iii)       Net Cash Flow Level 3. Third, to the TPG Partners to pay the TPG Partners Preferred Return for that Fiscal Year (provided that, except as provided in Sections 3.12 and 4.5, there shall be no such distribution during the first thirty-six (36) months after the Restatement Date);

(iv)       Net Cash Flow Level 4. Fourth, to the TPG Partners to pay the TPG Partners Preferred Return that cumulated and was not paid to the TPG Partners for any previous Fiscal Years (provided that, except as provided in Sections 3.12 and 4.5, there shall be no such distribution during the first thirty-six (36) months after the Restatement Date); and

(v)       Net Cash Flow Level 5. Thereafter, to the Partners, pro rata, in proportion to their respective Percentage Interests; provided, however there shall be no distributions to the Partners under this Net Cash Flow Level 5 during the first thirty-six (36) months after the Restatement Date.

(b)       Distributions of Net Capital Proceeds. Net Capital Proceeds shall be distributed as soon as reasonably practical (but not later than sixty (60) days of receipt after the Capital Event) in the following order of priority (subject, however, to Sections 3.5, 3.6 and 4.5);

(i)       Net Capital Level 1. First, to repay any then outstanding Contribution Loans and accrued interest thereon if such distribution is prior to the Election Date as to such Contribution Loan under Section 3.5(b), with the first such distributions hereunder to be applied to accrued but unpaid interest and the next distributions to be applied to the principal amount of the outstanding Contribution Loan;

(ii)       Net Capital Level 2. Second, in the event of a Capital Event after which the Partnership continues to own and operate the Project, to fund any shortfall in the Capital Reserve under the Annual Business Plan as of the closing date of the Capital Event;

(iii)       Net Capital Level 3. Third, to pay BDN its cumulated BDN Preferred Return not paid as of the closing date of the Capital Event;

(iv)       Net Capital Level 4. Fourth, to pay BDN its Unreturned Capital Contributions until such Unreturned Capital Contributions are reduced to zero;

(v)       Net Capital Level 5. Fifth, to pay the TPG Partners their cumulated TPG Partners Preferred Return not paid as of the closing date of the Capital Event;

(vi)       Net Capital Level 6. Sixth, to pay the TPG Partners their Unreturned Capital Contributions until such Unreturned Capital Contributions are reduced to zero;

(vii)       Net Capital Level 7. Seventh, to BDN an amount required to pay BDN an 11.5% annual IRR on its Capital Contributions from the date of each Capital Contribution made by BDN to the date of the Capital Event (such IRR to be calculated after giving effect to all distributions of Net Cash Flow and Net Capital Proceeds to BDN prior to the current distribution under this subsection);

(viii)       Net Capital Level 8. Eighth, to the TPG Partners an amount required to pay the TPG Partners an 11.5% annual IRR on their Capital Contributions from the date (but no earlier than the Restatement Date) of each Capital Contribution made by the TPG Partners to the date of the Capital Event (such IRR to be calculated after giving effect to all distributions of Net Cash Flow and Net Capital Proceeds to the TPG Partners prior to the current distribution under this subsection); and

(ix)       Net Capital Level 9. Ninth, to the Partners, pro rata, in proportion to their respective Percentage Interests.

4.5       Distributions from Memorandum Accounts. Notwithstanding anything to the contrary in Section 4.4 above, prior to any other distributions to the Partners, Net Cash Flow or Net Capital Proceeds (as applicable) shall first be distributed to the TPG Partners (in proportion to their Percentage Interests) to pay any positive balance in their Memorandum Accounts following a Restricted Cash Payment and subsequent BDN Contribution in accordance with Section 3.13. To the extent Net Cash Flow or Net Capital Proceeds is available, such distributions to the TPG Partners shall be made on a monthly basis following each Restricted Cash Payment until the Memorandum Accounts of the TPG Partners are reduced to zero. It is the intent of the Partners that the Memorandum Account of BDN will be credited with an amount equal to its Percentage Interest of each Restricted Cash Payment contributed by BDN and will be charged with BDN’s Percentage Share of expense associated with the Restricted Cash Payment as provided in Section 4.3(e), so that the BDN Memorandum Account balance will be zero after the application of such provisions.

4.6       Form of Distribution. A Partner has no right to demand and receive any distribution from the Partnership in any form other than money. Except upon a dissolution and the winding-up of the Partnership, no Partner may be compelled to accept a distribution of any asset in kind.

4.7       Return of Distributions. Except for distributions made in violation of the Act (and then only to the extent required by the Act), or other applicable laws, or this Agreement, no Partner shall be obligated to return any distribution to the Partnership or pay the amount of any distribution for the account of the Partnership or to any creditor of the Partnership. The amount of any distribution returned to the Partnership by a Partner or paid by a Partner for the account of the Partnership or to a creditor of the Partnership shall be credited back to the applicable Partner’s Capital Contributions and added to the Capital Account from which it was subtracted when it was distributed to such Partner; provided, however, that the foregoing shall not apply to the amount of any interest on a Contribution Loan paid to an Electing Partner by another Partner on behalf of the Partnership.

5.       Books and Records; Annual and Other Reports.

5.1       Books of Account. At all times during the term of this Agreement, the General Partner shall keep or cause to be kept true and complete books and records of account in which shall be entered fully and accurately each transaction of the Partnership, including records of its assets and income reasonably necessary for BRT to comply with applicable REIT Requirements. Such books and records shall be kept on the basis of the Fiscal Year on an accrual basis, and shall reflect all Partnership transactions in accordance with GAAP. The Partnership will have a calendar year Tax Year, unless otherwise required by Code Section 706, and shall keep appropriate books of account for tax purposes. The General Partner shall retain all records and books relating to the Partnership for a period of at least six years after the termination of the Partnership and shall thereafter destroy such records and books only after giving at least 30 days’ advance written notice to the Partners. It is the intent of the Partners that the Partnership shall be consolidated for financial reporting and accounting purposes with TPG for so long as TPG Partners own a majority of the Partnership Interests.

5.2       Availability of Books of Account. All of the books of account referred to in Section 5.1, together with an executed copy of this Agreement and the Certificate of Limited Partnership, and any amendments thereto, shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection, audit and examination of the Partners or their representatives during reasonable business hours. Without limiting the requirement for the Partnership to obtain an annual audit of its financial statements, as provided in Section 5.3, each Partner shall have the right to audit such records and books of account by an accountant of its choice at its expense. The General Partner shall cooperate fully with any Partner or its duly authorized representative in connection with any such review or audit.

5.3       Reports and Statements.

(a)       For each Fiscal Year, the General Partner shall send (or cause to be sent) to each Person who was a Partner at any time during such Fiscal Year, within ninety (90) days after the end of such Fiscal Year, an audited annual report of the Partnership including an annual balance sheet and income statement, and a statement showing distributions to the Partners for such Fiscal Year, all as prepared in accordance with GAAP.

(b)       No later than thirty (30) days after the last day of each fiscal quarter, the General Partner shall cause to be prepared and furnished to each Partner a quarterly report which includes a balance sheet and income statement and a statement showing distributions to the Partners for such quarter, all as prepared in accordance with GAAP.

(c)       No later than fifteen (15) days after the last day of each calendar month, the General Partner shall cause to be prepared and furnished to each Partner an internally prepared monthly report which includes a balance sheet and income statement and a statement showing distributions to the Partners for such month.

(d)       The General Partner shall send (or cause to be sent) to each Partner (i) within one hundred twenty (120) days of the end of each Tax Year, completed IRS Schedules K-1 and (ii) such other information concerning the Partnership and reasonably requested by any Partner as is necessary for the preparation of each Partner’s federal, state and local income or other tax returns.

5.4       Accounting Expenses. All out-of-pocket expenses payable to Persons who are not Affiliates of the General Partner in connection with the preparation of audited financial statements provided for in Section 5.3 and federal and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Partnership shall be borne by the Partnership as an ordinary expense of its business.

5.5       Cash Account. The Partnership shall hold the Partnership’s deposits in one or more accounts in a financial institution selected by the General Partner and, if not a national bank with offices in Pennsylvania, approved by Partner Consent.

5.6       Designation of Tax Matters Partner.

(a)       Tax Matters Partner. General Partner shall act as the “tax matters partner” of the Partnership, as provided in the Regulations pursuant to Section 6231 of the Code. Each Partner hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and Regulations thereunder, General Partner (i) shall furnish the name, address, profits interest and taxpayer identification number of each Partner to the IRS and (ii) shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account for income tax purposes. General Partner shall have the authority to make any election that is permitted to classify the Partnership as a “partnership” for federal income tax purposes.

(b)       Powers. The tax matters partner is authorized, but not required:

(1)       to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners;

(2)       in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed or otherwise given to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)       to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)       to file a request for administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(5)       to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6)       to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner, and the provisions relating to indemnification of the General Partner set forth in Section 6.2 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such; provided, however, any election made or action undertaken by the tax matters Partner that might adversely affect BDN shall require BDN’s prior written consent not to be unreasonably withheld or delayed.

(c)       Reimbursement. Except for reimbursement of out-of-pocket third party costs and expenses incurred by the tax matters partner for services pursuant to Section 5.6(b), the tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and a law firm to assist the tax matters partner in discharging its duties hereunder.

(d)         Tax Returns. The tax matters partner shall prepare (or have prepared) and file all tax returns for and on behalf of the Partnership (but not the tax returns or other reports of the individual Partners) and shall have the Partnership pay, with available Partnership funds, all taxes, levies, assessments, rents and other impositions applicable to the Partnership, using its good faith efforts to cause the Partnership to pay same before delinquency and prior to the addition thereto of interest or penalties and shall undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions. The Partners shall each file their respective federal and state tax returns on a basis consistent with the Schedules K-1 provided to the Partners by the Partnership, provided such Schedule K-1s are consistent with this Agreement and applicable law. If a Partner believes its Schedule K-1 is not consistent with this Agreement or applicable law, before filing a tax return that is not consistent with such Schedule K-1, such Partner shall first notify the General Partner of the alleged discrepancy and shall work in good faith with the General Partner to resolve any such discrepancy with the objective that such Partner’s tax returns can be filed on a basis consistent with the final Schedule K-1 provided by the Partnership.

5.7       Tax Elections. If there is a distribution of any property of the Partnership within the meaning of Section 734 of the Code, the General Partner shall determine whether to cause the Partnership to file an election under Section 754 of the Code to provide for an optional adjustment to the basis of the Property of the Partnership as appropriate. If there is a Transfer of an Interest in the Partnership within the meaning of Section 743 of the Code, the Partnership shall file an election under Section 754 of the Code at the request of the Transferee of such Interest and any reporting costs of the Partnership resulting from such filing shall be borne by the requesting Transferee. Unless otherwise provided for in this Agreement, the General Partner has the discretion to make any additional tax elections.

6.       Management of Partnership Business.

6.1       Control and Management by General Partner.

(a)       General Partner. Subject to the terms and provisions of the Loan Agreement and Section 2.10 hereof or as otherwise expressly provided for elsewhere herein, the General Partner shall be authorized, empowered and directed to manage the day-to-day business affairs of the Partnership and to take all actions necessary or desirable to implement the Annual Business Plan in furtherance of the business of the Partnership. All decisions with respect to the management and control of the Partnership that are approved by the General Partner in accordance with this Agreement shall be binding on the Partnership and all Partners. Without limiting the foregoing, the General Partner shall have the following powers:

(1)       To execute in the name of the Partnership contracts and leases covering any property leased, owned or acquired by the Partnership, and to perform, or have performed, the obligations of the Partnership under said contracts and leases;

(2)       To see that all indebtedness owing with respect to and secured by the Partnership’s assets, or any part thereof, is paid prior to delinquency and to make such other payments and perform such other acts as necessary to preserve the interest of the Partnership therein;

(3)       Except for Major Decisions, to have such other authority and power as may be reasonably necessary or appropriate for the operation, maintenance and preservation of the Partnership’s assets or as specifically provided by other sections of this Agreement; and

(4)       Except for Major Decisions, to have all other rights and powers granted to a general partner by the Act.

(5)       The General Partner shall have the right, acting alone, to make changes to the approved Annual Business Plan for each Fiscal Year to the extent provided in the definition of “Annual Business Plan”.

No Person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision hereunder. The Limited Partners shall have no authority or control of the management of the Partnership’s business or affairs, except for statutory rights granted to limited partners under the Act or as otherwise provided for in this Section 6.1 or as expressly provided for elsewhere herein. Notwithstanding the limitations in this Section 6.1(a), BDN shall have the sole right to enforce the Partnership’s rights to indemnification under Section 7.2 of the Contribution Agreement (TCS).

(b)       Major Decisions. Notwithstanding the terms of Section 6.1(a), without Partner Consent, the General Partner shall not approve or cause the Partnership to undertake any of the following (each a “Major Decision”):

(1)       Acquisition by the Partnership of an ownership interest in any Person or a loan by the Partnership to any Person;

(2)       The financing or refinancing of the Project; provided that (i) the Partners agree that the Partnership will use commercially reasonable efforts on each refinancing of a Mortgage Loan to replace the amount of mortgage debt on the Project with the same amount of mortgage debt that exists on the Project as of the Restatement Date (approximately $107,850,000) at the same or lower interest rate on the debt being refinanced; (ii) without Partner Consent, any Capital Reserve shall not be used to defray a refinancing short-fall; and (iii) the terms of the loan documents for any such refinancing will include the lender’s consent to BDN’s exercise of the Call Right and Secondary Call Right pursuant to Article 8 hereof;

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(3)       Admission of any new partner into the Partnership, except in connection with transfers to Affiliates as provided in Section 7.2 below;

(4)       Approval of the Annual Business Plan Approval Items in the Annual Business Plan (or a modification of such approved Annual Business Plan Approval Items) or adjustments to the Leasing Guidelines in the Annual Business Plan; provided, however, that the General Partner has the right, without Partner Consent, to (a) modify and reallocate such Annual Business Plan Approval Items and to adjust the Leasing Guidelines as and to the extent provided for in Section 6.1(a)(5) and in the definition of “Annual Business Plan”; and (b) cause the Partnership to incur expenditures of up to Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate in any Fiscal Year for Annual Business Plan Approval Items that are not included in the approved Annual Business Plan so long as the General Partner provides the Limited Partners with prompt notice of any such expenditures that are not included in the approved Annual Business Plan;

(5)       Execute contracts (or amendments of or waivers to contracts) with Affiliates of the General Partner, except as permitted pursuant to the terms of this Agreement in connection with the Management Agreement;

(6)       Confess judgment against the Partnership;

(7)       Institute or settle any lawsuit or legal action where the amount involved exceeds $200,000 (other than for delinquent tenant rents and unlawful detainer actions); or

(8)       Execute leases for office space in the Project that are for more than an aggregate of 25,000 square feet of space in any Fiscal Year and that do not comply with the Leasing Guidelines in the Annual Business Plan (as the same may be adjusted by the General Partner as set forth in the definition of “Annual Business Plan”), when comparing the lease terms in question, on an annualized net effective rent basis (taking into account the tenant improvement allowances, free rent and other tenant concessions) to the annualized net effective rent required by the Leasing Guidelines.

(c)       Restrictions on General Partner. The General Partner shall not take any action in contravention of this Agreement, including without limitation:

(1)       any action that would make it impossible to carry on the business of the Partnership in the ordinary course, except as expressly provided in this Agreement;

(2)       possess Partnership property, or assign rights in specific Partnership assets for other than a Partnership purpose, except as expressly provided in this Agreement; or

(3)       admit a Person as a Partner, except as otherwise expressly provided in this Agreement.

(d)       Reimbursement of General Partner. Except as expressly provided in this Section, the General Partner shall not be compensated for its services as general partner of the Partnership. The General Partner may be reimbursed by the Partnership on a monthly basis for all third-party out-of-pocket expenses it incurs relating to the operation of, or for the benefit of, the Partnership (but, for clarity, not for expenses that are designated as non-reimbursable expenses under the Management Agreement).

(e)       Transactions with Affiliates. The Partnership will not conduct business with or enter into contracts with Affiliates of the Partnership or the General Partner except following notice to all Partners and on terms and conditions which are consistent with, and no more favorable to the third party, than the terms and conditions on which the Partnership would enter into such contracts with an unaffiliated third party on an arm’s length basis. The foregoing shall not limit the provisions of Section 2.12 with respect to the Management Agreement.

6.2       Indemnification.

(a)       No Indemnitee (including the General Partner) shall be liable, responsible or accountable in damages or otherwise to the Partnership, any third party or to any other Partner for (i) any act performed within the scope of the authority conferred on such Partner by this Agreement except for the gross negligence, bad faith, fraud, or willful misconduct of such Partner in carrying out its obligations hereunder, (ii) such Partner’s failure or refusal to perform any act, except those required by the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Partnership selected, engaged or retained in good faith. To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Indemnitee shall be fully protected and indemnified and held harmless by the Partnership against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Indemnitee in connection with such action, suit or proceeding) by virtue of its status as Partner or with respect to any action or omission taken or suffered in good faith within the scope of the authority conferred on such Indemnitee by this Agreement, other than liabilities and losses resulting from the gross negligence, bad faith, fraud, or willful misconduct of such Indemnitee; provided, however, such Indemnitee shall not be so indemnified for any acts determined to be in contravention of an express term of this Agreement. The indemnification provided by this Section 6.2 shall be recoverable only out of the assets of the Partnership, and no Partner shall have any personal liability (or obligation to contribute capital to the Partnership) on account thereof.

(b)       Each Partner shall defend and indemnify the Partnership and the other Partners against, and shall hold them harmless from, any damage, loss, liability or expense, including reasonable attorneys’ fees, as and when incurred by the Partnership or such other Partners in connection with or resulting from such indemnifying Partner’s bad faith, gross negligence, fraud, or willful misconduct.

(c)       The indemnity hereunder is in addition to any other indemnities or rights afforded to the indemnified party under this Agreement or other agreements between the parties, or by law or otherwise, and shall continue in effect beyond the term of this Agreement and shall continue as to an Indemnitee who has ceased to serve in such capacity. Any modification of this Section shall not affect or limit the Partnership’s liability to any Indemnitee under this Section with respect to claims arising from or relating to matters occurring prior to any such modification, regardless of when such claims may be asserted. If and to the extent any payments to an Indemnitee under this Section constitute gross income to a Partner, such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partners and the Partnership, and shall not be treated as distributions to the Partner for purposes of computing Capital Accounts of the Partners.

(d)       Notwithstanding anything contained herein to the contrary, any indemnification obligations of the Partnership shall be expressly subordinate to any obligations of the Partnership to the lender under the Mortgage Loan.

(e)       The TPG Partners shall defend and indemnify the Partnership and BDN against, and shall hold them harmless from, any damage, loss, liability or expense, including reasonable attorneys’ fees, as and when incurred by the Partnership or BDN in connection with or resulting from (i) claims made any third party, including the holder of the Mortgage Loan, for the enforcement of the Bottom Dollar Contribution Agreement; and (ii) any audit conducted by the IRS regarding the effect of the Bottom Dollar Contribution Agreement.

7.       Sale or Transfer of Interests; Admission of Partners; Withholding.

7.1       Sale or Transfer of Interests.

(a)       No Partner shall be entitled to directly or indirectly transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Interest without first obtaining Partner Consent; provided, however, Transfers to an Affiliate of a Partner shall be permitted and shall not require Partner Consent. In no event shall a Transfer be permitted (except as provided under Article 8) which causes the Partnership to be responsible for state and local real estate transfer taxes on its Property (unless the transferor agrees to pay and pays any such taxes) or which causes a termination of the Partnership for tax purposes prior to the tenth (10th) anniversary from the Restatement Date. Neither Holding Company nor TDPCS, TCS SPE 1 or Gen-Par shall Transfer its Partnership Interest to any third party prior to the expiration of the Call Right Exercise Period (as defined below) unless (i) the Partnership Interest is transferred pursuant to the provisions of Article 8, (ii) the Partnership Interest is transferred to an Affiliate or Affiliates of Holding Company, TDPCS, TCS SPE 1 or Gen-Par and such transferee(s) agrees to be bound by the terms of the Call Right, or (iii) BDN has consented to such Transfer and the transferee is bound by the terms of the Call Right. To the fullest extent permitted by law, transfers in violation of this Section 7.1 shall be null and void ab inito. Notwithstanding anything contained herein to the contrary, no Partner may transfer any interest in the Partnership except as expressly permitted under the Loan Agreement for the then effective Mortgage Loan.

(b)       Nothing in this Agreement shall restrict, or be construed to restrict, (i) any issuances or transfers of interests in Brandywine Operating Partnership, L.P., Brandywine Realty Trust, Thomas Properties Group, L.P. or Thomas Properties, Inc. or (ii) any transfer of indirect interests in the Partnership to any holder of interests in any of Brandywine Operating Partnership, L.P. or Thomas Properties Group, L.P. In no event shall the General Partner have authority to execute any loan or other agreement in the name of the Partnership that includes any such restriction or that seeks to restrict changes in control of either of Brandywine Operating Partnership, L.P. or Brandywine Realty Trust.

7.2       Admission of Partners. No new partner shall be admitted to the Partnership without the prior written approval of all of the existing Partners; provided that no such consent shall be required if the transferee is a subsidiary that is directly and/or indirectly wholly-owned by the transferring Partner; provided that the obligations of the transferee regarding contribution of capital to the Partnership shall be guaranteed by the transferring Partner. If approved, a successor to all of a Partner’s Partnership Interest may be admitted as a successor Partner, provided such successor executes an agreement acceptable to the Partners agreeing to assume all obligations and liabilities of the transferring Partner under this Agreement. Such admission will be deemed effective prior to the transfer of the Partnership Interest. No such admission shall terminate the Partnership and the Partnership shall continue without dissolution upon any such transfer. Upon the admission of any new Partner, all items attributable to the Partnership interest for such Fiscal Year shall be allocated between the transferring Partner and the transferee using any method under Section 706 of the Code or as otherwise approved by the Partners.

7.3       Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines the Partnership is legally required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. Any such taxes paid on behalf of a Partner by the Partnership shall be treated as an advance in favor of such Partner against the next available Net Cash Flow or Net Capital Proceeds otherwise distributable to such Partner.

8.       Call Right.

8.1       BDN Call Right. Subject to compliance with any lender consent requirements under any Mortgage Loan, and subject to the other provisions of this Article 8, BDN shall have the right, but not the obligation, (“Call Right”) to purchase all, but not less than all, of the TPG Partners’ Partnership Interests by delivery of a written notice to TPG Partners exercising the Call Right (“Call Right Notice”) at any time between October 31, 2016 and 11:59 p.m. on April 30, 2017.

8.2       Call Right Notice. The Call Right Notice shall include the proposed closing date for the acquisition of the TPG Partner’s Partnership Interests, which must be at least 90 days after the Call Right Notice is delivered, and shall specify BDN’s determination of the fair market value of the Project as of the date of the Call Right Notice (“BDN FMV Determination”).

8.3       Purchase and Sale. If BDN timely exercises the Call Right by delivery of the Call Right Notice, subject to the other provisions of this Article 8, BDN shall be obligated to purchase and the TPG Partners shall be obligated to sell all of the TPG Partners’ Partnership Interests. The amount that the TPG Partners would receive under Section 9.2(d) hereof upon a dissolution of the Partnership and a sale of all Partnership assets (including the Project) at the BDN FMV Determination shall be referred to herein as the “Proposed TPG Interest Purchase Price”. In calculating the Proposed TPG Interest Purchase Price, the Transaction Costs (as defined in Section 8.10) shall be excluded.

8.4       TPG Partners’ Option. Within thirty (30) days after receipt of the Call Right Notice, including the BDN FMV Determination, by written notice given to BDN (“TPG Election Notice”) the TPG Partners shall either (i) accept the BDN FMV Determination as the basis for the Proposed TPG Interest Purchase Price and the parties shall proceed to close the purchase and sale of the TPG Partnership Interests as set forth in Section 8.11 below, subject to Sections 8.7, 8.8 and 8.9, or (ii) elect to put the TPG Partners’ Partnership Interests on the market for sale to a third party through use of a reputable broker or investment banker selected by the TPG Partners. If the TPG Partners do not give the TPG Election Notice to BDN within the above-referenced thirty (30) day period, then the TPG Partners shall be deemed to have elected to accept the BDN FMV Determination as the basis for the Proposed TPG Interest Purchase Price and the parties shall proceed to close the purchase and sale of the TPG Partnership Interests as set forth in Section 8.11 below, subject to Sections 8.7, 8.8 and 8.9. If the TPG Partners elect to market the TPG Partners’ Partnership Interests for sale to a third party, the TPG Partners shall have a period of one hundred twenty (120) days after the TPG Election Notice is given to BDN to solicit and receive bids from third parties to purchase the TPG Partners’ Partnership Interests (“Third Party Offer Period”) and determine if any such bid is acceptable to the TPG Partners; provided, however, that any bid which is acceptable to the TPG Partners must be a bona fide cash offer (or an offer of marketable securities or operating partnership units or other assets with a readily determinable value) from a third party purchaser unaffiliated with the TPG Partners who is a Qualified Transferee (“Third Party Offer”).

8.5       Notice of Acceptance of Third Party Offer; BDN Right of First Refusal. If the TPG Partners intend to accept a Third Party Offer, then TPG Partners shall give notice thereof to BDN within thirty (30) days after the expiration of the Third Party Offer Period (“Notice of Intent to Accept Third Party Offer”). If TPG Partners give the Notice of Intent to Accept Third Party Offer, BDN shall have the right, subject to the terms hereof (“BDN ROFR”) within thirty (30) days after receipt of the Notice of Intent to Accept Third Party Offer (“BDN ROFR Period”) to acquire all of the TPG Partners’ Partnership Interests at the same price and on the same terms and conditions as offered in the Third Party Offer; provided, however, BDN shall not be entitled to exercise the BDN ROFR (and the BDN ROFR shall not be effective) if the Third Party Offer exceeds the Proposed TPG Interest Purchase Price by more than five percent (5%).

8.6       TPG Partners’ Right to Sell Partnership Interests to Third Party; BDN Piggyback Right. If BDN does not exercise the BDN ROFR within the BDN ROFR Period, or if the BDN ROFR is not effective because the Third Party Offer is more than 5% higher than the Proposed TPG Interest Purchase Price, then the TPG Partners shall have the right, but not the obligation, to sell all (and not less than all) of the TPG Partners’ Partnership Interests pursuant to the Third Party Offer (“Third Party Sale Right”) and such third party shall have the right to become a General Partner and a Limited Partner in the Partnership with the same rights and obligations as the TPG Partners. The TPG Partners shall deliver written notice to BDN of their election to sell their Partnership Interests pursuant to the Third Party Offer (“TPG Partners’ Notice of Election to Sell to Third Party”) within ten (10) days after expiration of the BDN ROFR period (or after the delivery of the Notice of Intent to Accept Third Party Offer if the BDN ROFR is not effective). If the TPG Partners elect to sell the TPG Partners’ Partnership Interests pursuant to the Third Party Offer, BDN shall have the right, exercisable by notice to the TPG Partners within ten (10) days of receipt of the TPG Partners’ Notice of Election to Sell to Third Party, to sell BDN’s Partnership Interests to such third party based on the same Project value that was used by such third party in valuing the TPG Partners’ Partnership Interests pursuant to the Third Party Offer, and on the same terms and conditions as set forth in such Third Party Offer (“Piggyback Right”) and, for the avoidance of doubt, the allocation of the aggregate amounts payable by such third party shall be allocated between BDN and the TPG Partners so as to replicate the distribution priorities set forth in Section 4.4(b). In such event, the TPG Partners shall cause the third party under the Third Party Offer to acquire BDN’s Partnership Interest on the same terms and at the same time as such third party acquires the TPG Partners’ Partnership Interests; if for any reason TPG Partners are unable to cause the third party to acquire the BDN Partnership Interest at such price and terms, then the TPG Partners will not sell their Partnership Interests to such third party.

8.7       Alternative Structure. If BDN exercises any of its rights under the provisions of this Article 8 to cause the TPG Partners to transfer their TPG Partners’ Partnership Interests, the TPG Partners shall have the right to elect to cause the transfer of such TPG Partners’ Partnership Interests (the “TPG Partners Transfer”) to be effected in any manner reasonably chosen by the TPG Partners, but only if such TPG Partners Transfer does not (i) impair the value of the Partnership Interests for BDN; (ii) impose any liability or obligation on BDN that BDN would not have had in a direct acquisition by BDN of the Partnership Interests from the TPG Partners unless the TPG Partners provide for the reimbursement of all such incremental costs, or (iii) cause BDN to participate in a reportable transaction or listed transaction within the meaning of the Code and IRS guidance, (iv) cause BDN to be subject or potentially subject to penalties imposed by the Code, (v) cause BDN to incur any additional expense or liabilities as a result of or in connection with the TPG Partners Transfer, (vi) cause a material delay in the Closing, or (vii) impair BRT’s satisfaction of the REIT Requirements. Subject to the foregoing conditions, BDN agrees to accommodate the TPG Partners and to cooperate with TPG Partners, the Partnership and any other party designated by TPG Partners in facilitating and effecting the TPG Partners Transfer in the manner directed by TPG Partners; without limiting the nature of such BDN cooperation, it shall include, for example, executing such additional escrow instructions, documents, agreements, or instruments to effect such TPG Partners Transfer (“BDN Cooperation”). The TPG Partners agree to hold BDN harmless from any liability, damage or cost, including attorneys’ fees that may arise from BDN’s Cooperation with the TPG Partners in closing the TPG Partners Transfer transaction.

8.8       Retention of Partnership Interest. In lieu of or in conjunction with exercising the election pursuant to Section 8.7, the TPG Partners shall retain a portion of the TPG Partners’ Partnership Interests that would otherwise be transferred pursuant to the provisions of this Article 8, which retained Percentage Interests shall be not less than 1% nor more than 5% in the aggregate (collectively, “TPG Retained Interests”). In the case of a transfer to BDN under the Call Right, the TPG Partners shall notify BDN of the exact Percentage Interests to be retained by the TPG Partners as TPG Retained Interests at least five (5) Business Days prior to the scheduled date of Closing of the transfer under the Call Right pursuant to this Article 8 and the purchase price payable by BDN for the TPG Partners’ Partnership Interests on the Closing pursuant to this Article 8 shall be proportionately reduced to reflect the amount of the TPG Retained Interests. Subject to the same conditions set forth in Section 8.7 (including clauses (i) through (vii)), BDN agrees to provide the same manner of BDN Cooperation with the TPG Partners pursuant to this Section 8.8 with regard to the TPG Retained Interests. From and after a Closing in which BDN acquires the balance of the TPG Partners’ Partnership Interests (i.e., the TPG Partners’ Partnership Interests other than the TPG Retained Interests):

(i) the debt under the Mortgage Loan shall be allocated to the TPG Retained Interests to the extent necessary and allowable under the Code to prevent any distributions or deemed distributions by the Partnership pursuant to any provisions of the Code which would cause the recognition of taxable income by the TPG Partners or by their indirect owners (including any holders of operating partnership units in Thomas Properties Group, L.P.);

(ii) BDN or its Affiliate shall become the successor General Partner with the same powers held by Gen Par before such purchase,

(iii) Gen Par shall become a Limited Partner, and Holding Company, TDPCS, TCS SPE 1 and Gen-Par or their permitted successors shall, to the maximum extent permitted by law, have no approval or consent rights as partners in the Partnership, except for those rights set forth below in this Section 8.8; and

(iv) the distribution provisions in this Agreement shall be modified to reflect the reduced Percentage Interests held by the TPG Partners and the increased Percentage Interest held by BDN.

Notwithstanding anything to the contrary set forth above in this Section 8.8, following a Closing in which BDN acquires the balance of the TPG Partners’ Partnership Interests as provided above and while TPG Partners hold the TPG Retained Interests, (1) the TPG Partners shall have the right to approve (x) any financing or refinancing of the Project if such financing or refinancing would result in an amount of mortgage debt on the Project aggregating less than $107,850,000, which approval must be reasonable in light of the amount of refinancing mortgage debt available on commercially reasonable terms to the Partnership at the time, taking into account the value of the Project; and (y) the sale, assignment, contribution or other transfer of any Interest in the Partnership or in the Project (unless (a) BDN commits in writing to the TPG Partners to exercise its Second Call Right in a timely manner or (b) such sale, assignment, contribution or other transfer of any Interest in the Partnership or in the Project is permitted by the express terms of this Agreement); (2) the TPG Partners shall not be obligated or entitled to contribute any additional capital to the Partnership, and (3) the TPG Retained Interests shall not be diluted unless either (i) the Partnership Interests of all other Partners are diluted on a proportionate basis, taking into account the respective amounts of Additional Capital Contributions to the Partnership made by the Partners, including the TPG Partners, after exercise of the Call Right (with the understanding that any additional capital contributed by BDN will be included in its Capital Contributions for all purposes hereof, including the calculation of the distributions to the Partners under Section 4.4(b)), or (ii) BDN commits in writing to the TPG Partners to exercise its Second

Call Right in a timely manner. Without limiting any other rights to transfer provided in this Agreement, the TPG Partners shall have the right to transfer their Partnership Interests to one or more of their Affiliates or to any holder of operating partnership units in Thomas Properties Group, L.P. upon notice to, but without the consent of any other Partner, at any time either before or after the Call Right Notice is given; in the event of such a transfer, the transferee(s) shall be bound by all of the provisions of this Agreement, including the provisions of this Article 8. This Section 8.8 does not apply to the sale of the Property in accordance with Section 9.6.

8.9       Second Call Right. BDN shall have the right, but not the obligation, to purchase all (but not less than all) of the TPG Retained Interests (“Second Call Right”) at any time on or after the earlier of (i) October 31, 2021, or (ii) the termination of the Partnership. If BDN exercises the Second Call Right by notice to TPG Partners, then TPG Partners or their successors shall sell, and BDN shall purchase all of the TPG Retained Interests for a purchase price equal to the excess of (A) (i) the price paid by BDN for the initial TPG Partners’ Partnership Interests acquired upon exercise of the Call Right, calculated as an amount per percentage point of the Percentage Interests so acquired, multiplied by (ii) the number of percentage points of the TPG Retained Interests over (B) the aggregate of the amounts distributed to the TPG Partners or their successors on the TPG Retained Interests from and after the date that BDN acquired the TPG Partners’ Partnership Interests (other than the TPG Retained Interests) less any amount that was contributed to the Partnership as an Additional Capital Contribution by the TPG Partners or their successors during such period. The Second Call Right shall be governed by the same provisions governing the Call Right under Sections 8.10 and 8.11.

8.10       Transaction Costs. The Partnership shall be responsible for any taxes (including, without limitation, state or local transfer taxes), filing fees, and other transaction costs (including closing, title and escrow fees and costs, but excluding attorneys fees of the TPG Partners) arising from the exercise of the Call Right and the Second Call Right (collectively, “Transaction Costs”). The Transaction Costs shall not be included in the calculation of the amount the TPG Partners or their successors would receive in the event of a hypothetical liquidation of the Partnership as described in Section 8.3.

8.11       Purchase by BDN; Closing. After the Call Right and/or Second Call Right is exercised and effective for the purchase by BDN of the TPG Partnership Interests under the provisions of this Article 8, BDN shall purchase and the TPG Partners shall sell the TPG Partnership Interests; provided, however, that BDN shall be entitled to designate an Affiliate to be the transferee of the TPG Partnership Interests, provided that such designation shall not delay the applicable purchase and sale; notwithstanding any other provision hereof, the TPG Partners shall have the right, to be exercised by notice to BDN at least 5 business days prior to the closing, to cause the Partnership to acquire the TPG Partners’ Partnership Interests for the same price and on the same terms as set forth in the foregoing provisions of this Article 8, with the intent that such transaction would be structured as a redemption of the TPG Partners’ Partnership Interests by the Partnership. In such event, the Partnership will continue in existence thereafter for at least two (2) years, subject to earlier sale of the Project to a third party. Within three (3) business days after the Call Right or Second Call Right is exercised, as a condition to such exercise being effective under the provisions of this Article 8, BDN shall deliver to the TPG Partners a letter or other statement signed by a nationally recognized title insurance company, bank or trust company doing business in Philadelphia, PA (the “Escrow Holder”) confirming that BDN (or the Partnership as applicable) has deposited with the Escrow Holder a sum equal to three percent (3%) of the purchase price for the TPG Partnership Interests, together with irrevocable instructions to Escrow Holder to disburse such deposit upon the Closing as set forth below, or to pay such deposit to the TPG Partners as liquidated damages to TPG Partners if the Closing does not occur for reason other than failure to perform by the TPG Partners. The closing of the purchase and sale (the “Closing”) shall be held at the principal office of the Partnership on a business day (the “Closing Date”) selected by BDN, which Closing Date shall not be more than ninety (90) days after the Call Right or Second Call Right (as applicable) is properly exercised and effective hereunder. The terms of the purchase and sale shall be unconditional, except that the TPG Partners shall be obligated to transfer to BDN (or the Partnership as applicable) (or their nominee(s)) good and marketable title to the entire TPG Partnership Interests being conveyed, subject to no legal or equitable claims and free and clear of all liens, security interests and competing claims except those arising by the terms of this Agreement and any other agreements between or among the Partners and/or their respective Affiliates. The TPG Partners shall deliver at the Closing such instruments of transfer and such evidence of due authorization, execution and delivery, and of the absence of any such liens, security interests or competing claims, as BDN (or the Partnership, as applicable) (or their nominee(s)) may reasonably request, including without limitation, representations and warranties regarding the foregoing (but without any representations or warranties as to the Partnership or its assets or liabilities). At the Closing, the following shall occur:

(a)       BDN (or the Partnership, as applicable) or their nominee(s) shall cause the Escrow Holder to deliver the Deposit and the remainder of the purchase price, by cashier’s check or in immediately available funds, to the TPG Partners;

(b)       the TPG Partners shall deliver to BDN (or the Partnership, as applicable) or its designee the instruments of transfer and other documentation described above; and

(c)       effective as of the Closing on the TPG Retained Interests, the TPG Partners shall withdraw as limited partners of the Partnership, and BDN may cause any nominee designated in the sole and absolute discretion of BDN to be admitted as substitute partners in the Partnership.

9.       Dissolution and Winding-Up.

9.1       Causes of Dissolution and Termination. Except as set forth in Articles 7 and 8 and in this Article 9, no Partner shall have the right and each Partner hereby agrees not to withdraw from the Partnership, nor to dissolve, terminate or liquidate, or, to the fullest extent permitted by law, to petition a court for the dissolution, termination or liquidation of the Partnership, except as provided in this Agreement. The General Partner must consent to any petition or to the taking of any action to subject the Partnership’s assets or any part thereof, including the Project, or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. The Partnership shall be dissolved only upon the earlier occurrence of any of the following dates or events:

(a)       The date on which any Partner elects to dissolve the Partnership, which election is made by a written notice to the other Partners after the right of BDN and TPG to deliver a Sale Notice pursuant to Section 9.6(a) has expired without any such Sale Notice having been delivered in accordance with Section 9.6(a);

(b)       A dissolution of the Partnership is approved by Partner Consent;

(c)       An “event of withdrawal” (as defined in the Act) of the General Partner, unless (i) there is a remaining general partner of the Partnership who is hereby authorized to and shall continue the Partnership without dissolution, or (ii) within 90 days after the Partnership receives notice of such withdrawal all Partners agree in writing to continue the Partnership and to appoint, effective as of the date of such event of withdrawal, one or more new general partners within such ninety (90) day period;

(d)       The sale or other disposition (exclusive of an exchange for other real property or the granting of a lien or security interest in the Project) by the Partnership of all or substantially all of the Property and other assets of the Partnership and the collection of all amounts derived from any such sale or sales, including all amounts payable to the Partnership under any promissory notes or other evidences of indebtedness; including, without limitation a sale or disposition pursuant to the provisions of Section 9.6 below;

(e)       The entry of a decree of judicial dissolution under the Act; or

(f)       At any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with this Agreement or the Act.

9.2       Procedure in Dissolution and Liquidation.

(a)       Winding Up. Upon dissolution of the Partnership pursuant to Section 9.1 hereof, the Partnership shall immediately commence to wind up its affairs and the Partnership shall proceed with reasonable promptness to liquidate the business of the Partnership and (at least to the extent necessary to satisfy any debts and liabilities of the Partnership) to convert the Partnership’s Assets into cash. A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Partnership in order to reduce any risk of loss that might otherwise be attendant upon such a liquidation.

(b)       Management Rights During Winding Up. During the period of the winding up of the affairs of the Partnership, the General Partner or, if there is no General Partner, then the Person appointed by Limited Partners holding a majority of the Percentage Interests held by the Limited Partners as a class, shall manage the Partnership and shall make with due diligence and in good faith all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Partnership assets. To the fullest extent permitted by law, each Partner hereby waives any claims it may have against the other that may arise out of the management of the Partnership by the other, pursuant to this Section 9.2(b), other than claims resulting from bad faith, gross negligence, fraud or willful misconduct.

(c)       Work in Progress. If the Partnership is dissolved for any reason while there is development or construction work in progress, winding up of the affairs and termination of the business of the Partnership may include completion of the work in progress to the extent the General Partner may determine same to be necessary to permit a sale or other disposition of the Project which is most beneficial to the Partnership.

(d)       Distributions in Liquidation. The assets of the Partnership shall be applied or distributed in liquidation in the following manner and in the following order of priority:

(1)       In satisfaction of debts and obligations of the Partnership owed to third parties and to the expenses of liquidation in the order of priority as provided by law, including the setting up of any reserves which the General Partner or other Person winding up the Partnership’s affairs may deem necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership; then

(2)       In satisfaction (whether by payment or reasonable provision for payment) of any other debts or obligations of the Partnership to any Partner; then

(3)       To the Partners in accordance with the order and priority set forth in Section 4.4(b) (the “Final Distribution”). Immediately prior to the Final Distribution, the Capital Account balances of the Partners shall be adjusted, taking into account all Capital Contributions, distributions (other than the Final Distribution), and items of profit and loss (including any allocable items of gross income, gain, loss and expense) for the Tax Year of the Partnership in which such liquidation occurs and in which the Final Distribution is distributable (or the Tax Year preceding such liquidation if such liquidation is reasonably expected to occur as of the end of such preceding Tax Year), such that the Capital Account of each Partner immediately prior to the Final Distribution equals (to the fullest extent possible) the distribution to be received by such Partner pursuant to the Final Distribution, taking into account the limitations on distributions to a Non-Contributing Partner under Section 3.5.

Losses attributable to the expenditure of funds held under reserves shall be allocated to each Partner to the extent such expenditure will reduce the amount of cash eventually distributed to each Partner.

(e)       Non-Cash Assets. Every reasonable effort shall be made to dispose of the assets of the Partnership so that the distribution may be made to the Partners in cash. If at the time of the dissolution of the Partnership, the Partnership owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Partners, in lieu of cash, proportionately to their right to receive the assets of the Partnership on an equitable basis reflecting the fair market value of the assets so distributed, which fair market value shall be determined by an appraisal from an experienced third party appraiser engaged by the General Partner or the other Person winding up the affairs of the Partnership. In the alternative, the Partners may cause the Partnership to distribute some or all of its non-cash assets to the Partners as tenants-in-common subject to such terms, covenants and conditions as the Partners by consent of the holders of a majority of the Percentage Interests may adopt. Each Partner’s Capital Account shall be charged or credited, as the case may be, as if each non-cash asset had been sold for cash at fair market value and the net gain or net loss recognized thereby had been allocated to and between the Partners in accordance with Article 4 herein.

9.3       Disposition of Documents and Records. All documents and tax records of the Partnership shall be retained upon termination of the Partnership for a period determined by the General Partner or by a party selected by the General Partner. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Partners equally. The documents and tax records shall be available during normal business hours to all Partners for inspection and copying at such Partner’s cost and expense.

9.4       Date of Termination. The Partnership shall be terminated when its cash and other assets have been applied and distributed in accordance with the provisions of Section 9.2(d) and the certificate of limited partnership of the Partnership has been cancelled in accordance with the Act. The establishment of any reserves in accordance with the provisions of Section 9.2(d) shall not have the effect of extending the term of the Partnership, but any unexpended reserve amount shall be distributed in the order and priority provided in such Section upon expiration of the period of such reserves. Notwithstanding anything contained herein to the contrary, the Partnership shall not be terminated for so long as a Mortgage Loan remains outstanding unless, as part of the termination, provision is made for the repayment in full of the Mortgage Loan.

9.5       No Deficit Restoration. If, upon liquidation, any Partner has a deficit balance in its capital account, after taking into account all capital account adjustments for the Partnership’s Fiscal Year during which liquidation occurs, such Partner shall have no obligation to contribute cash to the capital of the Partnership to restore such balance. Notwithstanding the foregoing, any Partner may elect to make a deficit restoration contribution in its sole discretion.

9.6       Election to Sell the Project.

(a)       General Partner Sale Right. Prior to the tenth (10th) anniversary of the Restatement Date (the “Tenth Anniversary”) the General Partner shall have the right at any time to cause the Partnership to sell the Property and other assets of the Partnership to a third party unaffiliated with the TPG Partners for cash, subject to the terms, conditions and limitations set forth herein, but in no event shall the foregoing right limit or restrict the Call Right, BDN ROFR or other rights of BDN in Section 8 and the foregoing TPG right shall terminate automatically upon exercise by BDN of the Call Right. If the General Partner desires to cause the Partnership to sell the Property and other assets of the Partnership pursuant to the foregoing right, then the General Partner shall deliver a written notice thereof to BDN promptly upon the General Partner’s receipt of a written bona fide offer from a Third Party for the purchase of the Property and other assets of the Partnership. Upon delivery of the foregoing notice to BDN, BDN shall have thirty (30) days to elect whether to acquire all of the TPG Partners’ Partnership Interests for the amount that the TPG Partners would receive under Section 9.2(d) hereof upon a dissolution of the Partnership and a sale of all Partnership assets (including the Project) at the price set forth in the Third Party’s offer to the General Partner and on substantially the same conditions contained in such offer. If BDN elects to acquire the TPG Partners’ Partnership Interests pursuant to the foregoing right then closing shall be held on a date selected by BDN within ninety (90) days following the date of BDN’s election.

(b)       Tenth Anniversary Right. Each of BDN and the TPG Partners shall have the right to cause the Partnership to sell the Property and other assets of the Partnership on or after the Tenth Anniversary. Any such election shall be made, if at all, by BDN or the TPG Partners (individually and collectively, the “Sale Electing Partner”) by written notice (a “Sale Notice”) to the other Partners (individually and collectively, the “Non-Electing Partner”) given not earlier than ninety (90) days prior to the Tenth Anniversary and within 365 days after the Tenth Anniversary. Subject to Paragraph 9.6(c) below, upon receipt or sending of a Sale Notice the General Partner shall exert diligent efforts to cause the Property to be sold (“Sale”), and the proceeds of the Sale to be collected as soon thereafter as reasonably practicable, and the Partnership thereafter shall be dissolved in accordance with this Article 9 above. Notwithstanding anything to the contrary herein, if the TPG Partners hold TPG Retained Interests, BDN may, in its sole discretion, override (and thereby render null and void) any election by the TPG Partners provided for in this Section 9.6 by exercising its Second Call Right pursuant to Section 8.9.

(c)       Non-Electing Partner’s First Offer Right. Notwithstanding anything to the contrary herein, but subject to the last sentence in Section 9.6(b), in the event a Sale Notice is given pursuant to Paragraph 9.6(b), the Non-Electing Partner shall have a first offer purchase right with respect to the Partnership Interest of the Electing Partner as set forth in this Paragraph 9.6(c). Within thirty (30) days after receipt of the Sale Notice, the Non-Electing Partner may, but shall not be obligated to, deliver a written statement to the Sale Electing Partner offering to purchase the entire Partnership Interest of the Sale Electing Partner (the “Non-Electing Partner Offer”). Such written statement must specify: (i) the aggregate purchase price the Non-Electing Partner is willing to pay for the Sale Electing Partner’s Partnership Interest and the value of the Property that the Non-Electing Partner used to determine such purchase price and (ii) that the Non-Electing Partner is willing to and shall complete and close the purchase of the Sale Electing Partner’s Partnership Interest, including delivery of the entire purchase price in cash, no later than the date that is one hundred twenty (120) days after the Non-Electing Partner’s receipt of the Sale Notice. The Non-Electing Partner’s failure to timely deliver a Non-Electing Partner Offer that includes the information required under clauses (i) and (ii) above shall be deemed the Non-Electing Partner’s waiver of its rights hereunder. If the Sale Electing Partner timely receives a Non-Electing Partner Offer in compliance with the foregoing, then within ten (10) days after receiving such Non-Electing Partner Offer, the Sale Electing Partner shall give written notice to the Non-Electing Partner accepting or rejecting the Non-Electing Partner Offer (failure to timely reply being deemed to be the election by the Sale Electing Partner not to accept such Non-Electing Partner Offer). If the Sale Electing Partner accepts the Non-Electing Partner Offer, then the Sale Electing Partner shall, subject to the Non-Electing Partner performing in accordance with the terms of the Non-Electing Partner Offer and the terms of this Agreement, be required to sell the Sale Electing Partner’s Partnership Interest to the Non-Electing Partner in accordance with the terms of the Non-Electing Partner Offer (or such other terms as are mutually agreeable to the parties). If (a) the Sale Electing Partner rejects (or is deemed to have rejected) the Non-Electing Partner Offer in accordance herewith, or (b) the Non-Electing Partner waives its right to make (or does not make) a Non-Electing Partner Offer hereunder, then the Sale Electing Partner may cause the Partnership, at any time within the seven (7) months following the delivery of the Sale Notice to enter into a purchase and sale agreement with any bona fide third party that is not affiliated with the Partnership or the Sale Electing Partner for the Sale of the Property and close in compliance with the signed purchase and sale agreement; provided, however, that if the Non-Electing Partner timely delivered to the Sale Electing Partner a Non-Electing Partner Offer, then no such

Sale may be consummated at a purchase price for the Property which is less than ninety-five percent (95%) of the value of the Property set forth in the Non-Electing Partner Offer without first giving the Non-Electing Partner at least ten (10) days prior notice of such proposed Sale and all of the terms thereof (“Notice of Third Party Sale”) and the opportunity (during such ten (10) day period by delivery of written notice to the Sale Electing Partner) for the Non-Electing Partner to elect to purchase the Sale Electing Partner’s Partnership Interest for the amount that the Sale Electing Partner would receive under Section 9.2(d) upon a liquidation of the Partnership following a Sale of the Property to the third party at the price and terms set forth in the Notice of Third Party Sale.

10.       Miscellaneous.

10.1       Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as the General Partner may reasonably deem necessary or advisable to carry out the intent and purpose of this Agreement.

10.2       Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given (1) personally, (2) by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, (3) by a recognized overnight courier service providing confirmation of delivery (with charges prepaid by the party sending the item), or (4) by telecopy, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above, to the addresses set forth in Sections 2.6 and 2.7, as applicable, or at such other address as may be designated by the addressee thereof (which in the case of the Partnership, shall be designated by the General Partner) upon written notice to all of the Partners. All notices given pursuant to this Section 10.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee), or (iii) if delivered by telecopy, on the date of delivery of the telecopy provided that notice pursuant to clause (1), (2) or (3) is also delivered (or deemed delivered) in accordance herewith.

10.3       Headings and Captions. All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

10.4       Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

10.5       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

10.6       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

10.7       Partition. The Partners hereby agree that no Partner nor any successor-in-interest to any Partner shall have the right to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

10.8       Invalidity. The invalidity, illegality and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the invalid, illegal or unenforceable provisions; provided, however, if any provision hereof that is material to the bargain of the parties is found to be unenforceable by a court of competent jurisdiction, then the parties will, to the extent practical, seek to amend this Agreement to make such provision enforceable, and failing that this Agreement will be null and void.

10.9       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, executors, administrators, legal representatives, and legal assigns. No Person other than the parties hereto and their respective permitted successors, executors, administrators, legal representatives, and permitted assigns shall have any rights or claims under this Agreement.

10.10     Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof, including the Prior Agreement and contains the entire agreement among the parties with respect to such subject matter.

10.11     Amendments; Waivers. Except as otherwise provided herein, this Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Partners. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement. No amendment of this Agreement which alters or changes Section 2.10 (Separateness Covenants) or Article 7 or Article 9 or any other provision hereof benefiting the holder of a Mortgage Loan may be made without the prior written consent of such holder.

10.12     Additional Partners. If this Agreement shall be amended as a result of adding or substituting a Partner, the amendment to this Agreement shall be signed by the General Partner and by the Person to be added or substituted and by the assigning Partner, if any. In making any amendments, the General Partner shall prepare and file (or cause to be prepared and filed) for recordation such documents and certificates as shall be required to be prepared and filed.

10.13       No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement; provided the lender of the Mortgage Loan, during the period the Mortgage Loan is outstanding, shall be the beneficiary of the covenants set forth in Section 2.10 and provided the lender shall be a third party beneficiary of Section 10.11 (Amendments; Waivers).

10.14       Conflicts. To the extent there are any conflicts between the provisions of this Agreement and the provisions of Section 2.10 hereof, the terms and provisions of Section 2.10 hereof shall control.

[signature pages follow]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the day and year first above written.

“HOLDING COMPANY”

TPG-TCS HOLDING COMPANY, LLC,
a Delaware limited liability company

By:	Thomas Properties Group, L.P., a Maryland limited partnership Its: Member

	By:	Thomas Properties Group, Inc. a Delaware corporation Its: General Partner

		By:	/s/ Paul S. Rutter
		Name:	Paul S. Rutter
		Title:	Co-COO

“GEN-PAR”

TCS GENPAR, LLC
a Delaware limited liability company

By:	TCS SPE 1, L.P.
a Delaware limited partnership
Its Sole Member

	By:	TCS MEZZANINE GP, LLC
a Delaware limited liability company
Its General Partner

		By:	THOMAS PROPERTIES GROUP, L.P.
a Maryland limited partnership
Its Managing Member

			By:	THOMAS PROPERTIES GROUP, INC.
a Delaware corporation
Its General Partner

				By:	/s/ Paul S. Rutter
				Name:	Paul S. Rutter
				Title:	Co-COO

[signatures continued from preceding page]

“TDPCS”
TDP – COMMERCE SQUARE GEN-PAR, INC,
a Delaware corporation

By:	/s/ James A. Thomas
Name:	James A. Thomas
Title:	President

“TCS SPE 1”

TCS SPE 1, L.P.,
a Delaware limited partnership

By:	TCS MEZZANINE GP, LLC
a Delaware limited liability company
Its General Partner

	By:	THOMAS PROPERTIES GROUP, L.P.
a Maryland limited partnership
Its Managing Member

		By:	THOMAS PROPERTIES GROUP, INC.
a Delaware corporation
Its General Partner

			By:	/s/ Paul S. Rutter
			Name:	Paul S. Rutter
			Title:	Co-COO

[signatures continued on following page]

[signatures continued from preceding page]

“BDN”

BRANDYWINE COMMERCE II LP
a Delaware limited partnership

By:	Brandywine Commerce II GP LLC, a Delaware limited liability company
Its General Partner

	By:	Brandywine Operating Partnership, L.P., a Delaware limited partnership Its: Sole Member

		By:	Brandywine Realty Trust, a Maryland real estate investment trust Its: General Partner

			By:	/s/ Thomas E. Wirth
			Name:	Thomas E. Wirth
			Title:	EVP

EXHIBIT A

IRR CALCULATION

EXHIBIT A

IRR EXAMPLE

IRR Example

Investor Look back IRR Schedule		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
IRR Capital Account Beginning Balance		$-	$2,556,250	$10,287,719	$13,102,056	$13,452,543	$13,843,335	$14,279,069	$14,764,912	$15,306,627	$15,910,639
Investor Contributions		$2,500,000	$7,500,000	$2,500,000
Annual IRR Return @ 11.50%		287,500	1,156,469	1,470,588	1,506,736	1,547,042	1,591,984	1,642,093	1,697,965	1,760,262	1,829,723
Distributions (Includes 9.25% Preferred Return)		(231,250)	(925,000)	(1,156,250)	(1,156,250)	(1,156,250)	(1,156,250)	(1,156,250)	(1,156,250)	(1,156,250)	(1,156,250)
Payment to Achieve Look back IRR		-	-	-	-	-	-	-	-	-	(16,584,112)
IRR Capital Account Ending Balance		$2,556,250	$10,287,719	$13,102,056	$13,452,543	$13,843,335	$14,279,069	$14,764,912	$15,306,627	$15,910,639	$-

IRR Calculation Confirmation
	Time=0	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Contributions	$(2,500,000)	$(7,500,000)	$(2,500,000)
Distributions		231,250	925,000	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250
Residual payment	-	-	-	-	-	-	-	-	-	-	16,584,112
IRR Cash Flows	(2,500,000)	(7,268,750)	(1,575,000)	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	1,156,250	17,740,362
IRR	11.50000%

Cumulative Contributions	$(2,500,000)	$(10,000,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)	$(12,500,000)

TPG Look back IRR Schedule		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
IRR Capital Account Beginning Balance		$-	$41,812,500	$46,620,938	$51,982,345	$54,491,565	$57,289,345	$60,408,870	$63,887,140	$67,765,411	$72,089,683
TPG Contributions		$37,500,000	$-	$-
Annual IRR Return @ 11.50%		4,312,500	4,808,438	5,361,408	5,977,970	6,266,530	6,588,275	6,947,020	7,347,021	7,793,022	8,290,314
Distributions (Includes 9.25% Preferred Return)		-	-	-	(3,468,750)	(3,468,750)	(3,468,750)	(3,468,750)	(3,468,750)	(3,468,750)	(13,875,000)
Payment to Achieve Look back IRR		-	-	-	-	-	-	-	-	-	(66,504,997)
IRR Capital Account Ending Balance		$41,812,500	$46,620,938	$51,982,345	$54,491,565	$57,289,345	$60,408,870	$63,887,140	$67,765,411	$72,089,683	$-

IRR Calculation Confirmation
	Time=0	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Contributions	$(37,500,000)	$-	$-
Distributions		-	-	-	3,468,750	3,468,750	3,468,750	3,468,750	3,468,750	3,468,750	13,875,000
Residual payment	-	-	-	-	-	-	-	-	-	-	66,504,997
IRR Cash Flows	(37,500,000)	-	-	-	3,468,750	3,468,750	3,468,750	3,468,750	3,468,750	3,468,750	80,379,997
IRR	11.50000%

Cumulative Contributions	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)	$(37,500,000)

CALCULATION OF THE IRR CAPITAL ACCOUNT SCHEDULE

•	Each partner’s IRR Capital Account Beginning Balance starts at zero and is increased or decreased by the following:
•	Increase: The IRR Capital Account is increased by the amount of the initial contribution and all subsequent contributions.
•	Increase: The Look back IRR yield of 11.50% is calculated annually on the sum of new contributions and the Beginning Balance of the IRR capital account.
•	Decrease: Annual distributions to each partner reduce the IRR Capital Account Ending Balance.
•

Each partner’s IRR Capital Account Ending Balance is the sum of the IRR Capital Account Beginning Balance plus the annual contributions, plus the Look back IRR yield of 11.50%, minus the annual distributions to the partner.

•	The next year’s Beginning Balance is the previous year’s Ending Balance.
•	The Final Payment Amount necessary to achieve the 11.50% IRR is determined using the same calculation used to determine the Ending Balance.
•	Any cash shortfall that would result in the 9.25% current return not being paid to the partners can be made whole in a subsequent period.

CONFIRMATION OF THE IRR CALCULATION

•

To confirm the 11.50% IRR, the initial contribution occurs in time=0 and the subsequent contributions and distributions occur thereafter. The sum of all contributions and distributions in a given year equal the IRR cash flow for that year. The final year includes the Final Payment Amount.

•	The resulting cash flow stream from time=0 to the final period will produce an annual IRR of 11.50%.

EXHIBIT B

CURRENT NET ASSETS CALCULATION

[***]

*Confidential Information (indicated by [***]) has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT “C”

PERMITTED ENCUMBRANCES

TWO COMMERCE SQUARE

1.	Rights or claims of parties in possession of the Land not shown by the Public Records or under the terms of any unrecorded lease or agreement(s) of sale.

2.	Covenants and Conditions as in Deed Book CAB 856 page 249.

3.	Easements, Covenants and other rights set forth in Deed Book CAD 1162 page 137.

4.	Easement of slopes as set forth in Letter of The Pennsylvania Railroad Company addressed on 4-7-1955 to the Department of Streets of Philadelphia attached to Agreement recorded in Deed Book CAD 611 page 462.

5.	Terms and Conditions of Lease dated 3-28-1990, a Memorandum thereof between Maguire Thomas Partners-Philadelphia Plaza II and Consolidated Rail Corporation dated 3-28-1990 and recorded in Deed Book FHS 1600 page 17.

6.	Reciprocal Easement and Operating Agreement and Covenant Agreement (Commerce Square) by and between Maguire/Thomas Partners-Philadelphia Plaza Associates (Phase I) and Maguire Thomas Partners-Philadelphia Plaza – Phase II (Phase II) dated 9-15-1990 and recorded 11-14-1990 in Deed Book FHS 1746 page 407.

7.	Terms and Conditions of the Master Lease dated 9-15-1990, evidenced by a Memorandum thereof between Maguire Thomas Partners-Philadelphia Plaza-Phase II (Lessor’s) and Maguire/Thomas Partners-Philadelphia Plaza Associates (Lessee’s) dated 9-15-1990 and recorded in Deed Book FHS 1746 page 464 and further evidenced by Declaration of Lease by Maguire/Thomas Partners-Philadelphia Plaza Associates (Tenant) and Maguire/Thomas Partners-Philadelphia Plaza II (Landlord) dated 9-15-1990 and recorded 11-14-1990 in Deed Book FHS 1746 page 469. (Memorializing certain facts with respect to the certain unrecorded Master Lease dated 9-15-1990).

8.	Water, sewer and gas charges due from the date of the last readings.